As filed with the Securities and Exchange Commission on July 3, 2012

Registration No. 333-181031

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Birks & Mayors Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant's name into English)

Canada	5944	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

1240 Phillips Square

Montreal, Canada H3B 3H4

(514)-397-2501

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Michael Rabinovitch

Senior Vice President and Chief Financial Officer

Birks & Mayors Inc.

5870 North Hiatus Road

Tamarac, Florida 33321

954-590-9462

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With a copy to:

Tammy Knight, Esq.

Holland & Knight LLP

515 East Las Olas Boulevard, Suite 1200

Fort Lauderdale, Florida 33301

954-525-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 3, 2012

PROSPECTUS

For up to [            ] Class A Voting Shares at $[            ] per share, issuable upon exercise of [            ] subscription rights.

We are distributing, at no charge, to holders of our Class A voting shares and Class B multiple voting shares non-transferable subscription rights to purchase up to [            ] Class A voting shares. We refer to this offering as the “rights offering.” In this rights offering, you will receive one subscription right for every Class A voting share and Class B multiple voting share owned at 5:00 p.m., Eastern Standard time, on [            ], 2012, the record date.

For every [            ] subscription rights you receive, you will be entitled to purchase one Class A voting share at a subscription price of $[            ] per share, which we refer to as the “basic subscription privilege.” The per share subscription price was determined by our board of directors. We will not issue fractional Class A voting shares in the rights offering, and holders will only be entitled to purchase a whole number of Class A voting shares, rounded down to the nearest whole number a holder would otherwise be entitled to purchase. Subscribers who exercise their rights in full may over-subscribe for additional shares, subject to certain limitations, to the extent shares are available, which we refer to as the “over-subscription privilege.”

The subscription rights will expire and will be void and worthless if they are not exercised by 5:00 p.m., Eastern Standard time, on [            ], 2012, unless we extend the rights offering period. However, our board of directors reserves the right to cancel the rights offering at any time, for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly.

The subscription rights may not be transferred or sold. Our Class A voting shares are traded on the NYSE MKT LLC, or NYSE MKT, under the symbol “BMJ.” The last reported sales price of our Class A voting shares on the NYSE MKT on June 29, 2012 was $1.13. We urge you to obtain a current market price for our Class A voting shares before making any determination with respect to the exercise of your rights.

Montrovest BV, or Montrovest, our majority shareholder, has advised us that it intends to purchase up to $3.5 million Class A voting shares in the rights offering pursuant to its basic subscription privilege and, subject to the availability of shares, its over-subscription privilege. The purchase of any shares by Montrovest would be effected in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, and, accordingly, would not be registered pursuant to the Registration Statement on Form F-1.

You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. All exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights. As a result of the terms of this offering, shareholders who do not fully exercise their rights will own, upon completion of this offering, a smaller proportional interest in us than otherwise would be the case had they fully exercised their rights. See “Risk Factors — When the rights offering is completed, your ownership interest will be diluted if you do not exercise your subscription rights” in this prospectus for more information.

Exercising the rights and investing in our Class A voting shares involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors beginning on page 12 of this prospectus, the section entitled “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended March 31, 2012 and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

	Per Share	Aggregate
Subscription Price	$		$5,000,000	(1)
Estimated Expenses	$	$
Net Proceeds to Us	$	$

(1)	Assumes the rights offering is fully subscribed.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [            ], 2012

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, the terms “we,” “us,” “our,” “Birks” and the “Company” refer to Birks & Mayors Inc. and its consolidated subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different, or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any exercise of the rights. Our business, financial condition, results of operations, and prospects may have changed since that date.

i

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information from this prospectus and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, our Class A voting shares, and our business.

Exercising the rights and investing in our Class A voting shares involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 12 of this prospectus, and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

What is a rights offering?

A rights offering is a distribution of subscription rights on a pro rata basis to all shareholders of a company. We are distributing to holders of our Class A voting shares and Class B multiple voting shares as of 5:00 p.m., Eastern Standard time, on [            ], the “record date,” at no charge, subscription rights to purchase our Class A voting shares. You will receive one subscription right for every Class A voting share and Class B multiple voting share you owned as of 5:00 p.m., Eastern Standard time, on the record date. The subscription rights will be evidenced by rights certificates.

What is a right?

[            ] subscription rights give you the opportunity to purchase one Class A voting share for $[            ] per share. The rights carry with them a basic subscription privilege and an over-subscription privilege, as described below.

How many shares may I purchase if I exercise my rights?

For every [            ] subscription rights you receive, you will be entitled to purchase one Class A voting share for $[            ] per share. For example, if you owned 100 Class A voting shares on the record date, you would be granted 100 subscription rights and you would have the right to purchase [            ] Class A voting shares ([            ] rounded down to the nearest whole number) for $[            ] per share (or a total payment of $[            ]). You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

If you hold your shares in street name through a broker, bank, or other nominee who uses the services of the Depository Trust Company, or “DTC,” then DTC will issue one subscription right to your nominee for every Class A voting share and Class B multiple voting share you own at the record date. [            ] subscription rights can then be used to purchase one Class A voting share for $[            ] per share. As in the example above, if you owned 100 Class A voting shares on the record date, you would receive 100 subscription rights and have the right to purchase [            ] Class A voting shares for $[            ] per share. For more information, see “What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominees?” in this section.

Will fractional subscription shares be issued?

No. We will not issue fractional Class A voting shares in the rights offering, and holders will only be entitled to purchase a whole number of Class A voting shares, rounded down to the nearest whole number a holder would otherwise be entitled to purchase.

What is the basic subscription privilege?

For every [            ] subscription rights you receive, you will be entitled to purchase one Class A voting share at the subscription price of $[            ] per share.

What is the over-subscription privilege?

If you purchase all of the Class A voting shares available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of our Class A voting shares that are not purchased by our other shareholders through the exercise of their respective basic subscription privileges, not to exceed the number of Class A voting shares available for you to purchase under your basic subscription privilege, subject to proration as discussed below. You should indicate on your rights certificate how many additional Class A voting shares you would like to purchase pursuant to your over-subscription privilege.

If sufficient Class A voting shares are available, we will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the number of Class A voting shares available for sale in the rights offering, we will allocate the available Class A voting shares pro rata among each shareholder exercising the over-subscription privilege in proportion to the number of Class A voting shares and Class B multiple voting shares owned by such shareholder on the record date, relative to the number of shares owned on the record date by all shareholders exercising the over-subscription privilege. If this pro rata allocation results in any shareholder receiving a greater number of Class A voting shares than the shareholder subscribed for pursuant to the exercise of the over-subscription privilege, then such shareholder will be allocated only that number of shares for which the shareholder oversubscribed, and the remaining Class A voting shares will be allocated among all other shareholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all Class A voting shares have been allocated or all over-subscription requests have been satisfied, whichever occurs earlier. The actual number of Class A voting shares available for purchase pursuant to your over-subscription privilege will depend upon whether you fully exercise your basic subscription privilege and the number of Class A voting shares purchased by our other shareholders pursuant to their basic subscription privileges, but in no event will that number exceed the number of Class A voting shares available for purchase under your basic subscription privilege.

To properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed Class A voting shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of Class A voting shares that may be available to you (i.e., for the maximum number of Class A voting shares available to you, assuming you exercise all of your basic subscription privilege and are allotted the full amount of your over-subscription as elected by you). For more information, see the section entitled “The Rights Offering — Over-Subscription Privilege.”

Fractional Class A voting shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly.

Am I required to exercise all of the rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to exercise your basic subscription privilege in full, the relative percentage of our Class A voting shares that you own will decrease, and your voting and other rights will be diluted. In addition, if you do not exercise your basic subscription privilege in full, you will not be entitled to participate in the over-subscription privilege. For more information, see “How many Class A voting shares will be outstanding after the rights offering?” in this section.

Why are we conducting the rights offering?

We are conducting the rights offering to repay interest bearing debt under our Amended and Restated Cash Advance Agreements, dated June 8, 2011, between the Company and Montrovest. A rights offering provides the eligible shareholders the opportunity to participate in a capital raise on a pro rata basis and minimizes the dilution of their ownership interest. Assuming all the Class A voting shares offered are sold, we expect that the gross proceeds from the rights offering will be approximately $5.0 million.

Will our officers, directors and significant shareholders be exercising their subscription rights?

Our officers, directors and greater than 5% beneficial shareholders may participate in this offering at the same subscription price per share as all other purchasers, but none of our officers, directors or greater than 5% beneficial shareholders are obligated to so participate. Montrovest has advised us that it intends to purchase up to $3.5 million Class A voting shares in the rights offering pursuant to its basic subscription privilege and, subject to the availability of shares, its over-subscription privilege. As of the record date, Montrovest would be entitled to purchase [            ] Class A voting shares pursuant to its basic subscription privilege.

Has our board of directors made a recommendation to our shareholders regarding the exercise of rights under the rights offering?

No. Our board of directors is making no recommendation regarding your exercise of the subscription rights. Shareholders who exercise their subscription rights risk loss on their investment. We cannot assure you that the market price of our Class A voting shares will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see the section entitled “Risk Factors” for a discussion of some of the risks involved in investing in our Class A voting shares.

How was the subscription price of $[            ] per share determined?

The subscription price was determined by our board of directors and will be equal to the average closing price of our Class A voting shares on the NYSE MKT over the seven trading days prior to the effective date of this Registration Statement. Factors considered by the board of directors included the strategic alternatives to us for raising capital, the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices of our Class A voting shares, our business prospects and the general condition of the securities market. We cannot assure you that the market price for our Class A voting shares during the rights offering will be equal to or above the subscription price or that a subscribing owner of rights will be able to sell the Class A voting shares purchased in the rights offering at a price equal to or greater than the subscription price.

How soon must I act to exercise my rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payment prior to the expiration of the rights offering, which is [            ], 2012, at 5:00 p.m., Eastern Standard time. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your custodian bank, broker, dealer or other nominee may establish a deadline prior to 5:00 p.m., Eastern Standard time, on [            ], 2012 by which you must provide it with your instructions to exercise your subscription rights and pay for your shares.

Although we will make reasonable attempts to provide this prospectus to holders of subscription rights, the rights offering and all subscription rights will expire at 5:00 p.m., Eastern Standard time, on [            ], 2012 (unless extended), whether or not we have been able to locate each person entitled to subscription rights. Although we have the option of extending the expiration of the rights offering, we currently do not intend to do so.

May I transfer my rights?

No. Should you choose not to exercise your subscription rights, you may not sell, give away, or otherwise transfer your subscription rights. Subscription rights will, however, be transferable by operation of law (for example, upon the death of the recipient). Upon expiration of the rights offering, all unexercised rights will automatically expire.

Are we requiring a minimum subscription to complete the rights offering?

There is no minimum subscription requirement in the rights offering. However, our board of directors reserves the right to cancel the rights offering for any reason, including if our board of directors believes that there is insufficient participation by our shareholders.

How will the rights offering affect our majority shareholder’s ownership of our Class A voting shares?

On the record date for the rights offering, Montrovest beneficially owned approximately [__]% of our outstanding Class A voting shares and Class B multiple voting shares. As a shareholder of the Company as of the record date, Montrovest will have the right to subscribe for and purchase shares of our Class A voting shares under the basic subscription privilege and the over-subscription privilege. The purchase of any shares by Montrovest upon exercise of rights, would be effected in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, and, accordingly, would not be registered pursuant to the Registration Statement of which this prospectus forms a part. If all of our shareholders, including Montrovest, exercise the basic subscription rights issued to them under this prospectus and the rights offering is therefore fully subscribed, Montrovest’s beneficial ownership percentage will not change. If Montrovest is the only holder of rights who exercise its rights in the rights offering and subscribes for $3.5 million of Class A voting shares we will issue an aggregate of [            ] shares of Class A voting shares to Montrovest. Under such circumstances, Montrovest’s ownership percentage of our outstanding Class A voting shares would increase to approximately [            ]%, after giving effect to this rights offering. If Montrovest decides not to participate in the rights offering, and all of our other shareholders exercise their basic subscription privileges and over-subscription privileges, we will issue an aggregate of [            ] shares of Class A voting shares. Under such circumstances, Montrovest’s ownership percentage of our outstanding Class A voting shares would decrease to approximately [            ]%, after giving effect to this rights offering.

Can the board of directors or a committee designated by our board of directors cancel, terminate, amend or extend the rights offering?

Yes. We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. Our board of directors or a committee designated by our board of directors may cancel the rights offering at any time for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. Our board of directors or a committee designated by our board of directors reserves the right to amend or modify the terms of the rights offering at any time, for any reason.

When will I receive my subscription rights certificate?

Promptly after the date of this prospectus, the subscription agent will send a subscription rights certificate to each registered holder of our Class A voting shares and Class B multiple voting shares as of the close of business on the record date, based on our shareholder registry maintained at the transfer agent for our Class A voting shares and Class B multiple voting shares. If you hold your Class A voting shares through a brokerage account, bank, or other nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus, you must instruct your broker, bank or nominee whether or not to exercise rights on your behalf. If you wish to obtain a separate subscription rights certificate, you should promptly contact your broker, bank or other nominee and request a separate subscription rights certificate. It is not necessary to have a physical subscription rights certificate, if you hold your Class A voting shares through a brokerage account, bank, or other nominee, to elect to exercise your rights.

What will happen if I choose not to exercise my subscription rights?

If you do not exercise any subscription rights, the number of our Class A voting shares you own will not change. Due to the fact that shares may be purchased by other shareholders, your percentage ownership will be diluted after the completion of the rights offering, unless you exercise your basic subscription privilege. For more information, see “How many Class A voting shares will be outstanding after the rights offering?” in this section.

How do I exercise my subscription rights?

If you wish to participate in the rights offering, you must take the following steps:

•	deliver payment to the subscription agent; and

•	deliver your properly completed and signed rights certificate, and any other subscription documents, to the subscription agent.

Please follow the payment and delivery instructions accompanying the rights certificate. Do not deliver documents to us. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent so that they are received by the subscription agent by 5:00 p.m., Eastern Standard time, on [            ], 2012. We are not responsible for subscription materials sent directly to our offices.

If you send a payment that is insufficient to purchase the number of Class A voting shares you requested, or if the number of Class A voting shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of Class A voting shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty, following the expiration of the rights offering.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If you hold your Class A voting shares in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. You will not receive a rights certificate. The record holder must exercise the subscription rights on your behalf for the Class A voting shares you wish to purchase.

If you wish to purchase Class A voting shares through the rights offering, please promptly contact your broker, dealer, custodian bank or other nominee as record holder of your shares. We will ask your record holder to notify you of the rights offering. However, if you are not contacted by your broker, dealer, custodian bank or other nominee, you should promptly initiate contact with that intermediary. Your broker, dealer, custodian bank or other nominee may establish a deadline prior to the 5:00 p.m., Eastern Standard time, on [            ], 2012, which we established as the expiration date of the rights offering.

When will I receive my new shares?

If you purchase Class A voting shares in the rights offering by submitting a rights certificate and payment, we will mail you a share certificate as soon as practicable after the completion of the rights offering. One share certificate will be generated for each rights certificate processed. Until your share certificate is received, you may not be able to sell the Class A voting shares acquired in the rights offering. If your shares as of the record date were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offering, you will not receive share certificates for your new shares. Your custodian bank, broker, dealer or other nominee will be credited with the Class A voting shares you purchase in the rights offering as soon as practicable after the completion of the rights offering.

After I send in my payment and rights certificate, may I change or cancel my exercise of rights?

No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional Class A voting shares at a subscription price of $[            ] per share.

How many Class A voting shares will be outstanding after the rights offering?

As of June 30, 2012, 3,673,615 Class A voting shares were issued and outstanding. Assuming no other transactions by us involving our Class A voting shares, no options for Class A voting shares are exercised, and that Montrovest does not exercise its right to convert its 7,717,970 Class B multiple voting shares into 7,717,970 Class A voting shares prior to the expiration of the rights offering, if the rights offering is fully subscribed through the exercise of the subscription rights, then an additional [            ] Class A voting shares will be issued and outstanding after the closing of the rights offering, for a total of [            ] Class A voting shares outstanding. As a result of the rights offering, the ownership interests and voting interests of the existing shareholders that do not fully exercise their basic subscription privileges will be diluted.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional Class A voting shares and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described in the section entitled “Risk Factors” in this prospectus and the documents incorporated by reference in this prospectus.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments through the record holder of your shares.

Will the rights be listed on a stock exchange or national market?

No, the subscription rights will not be listed on a stock exchange or national market.

How do I exercise my rights if I live outside the United States and Canada?

The subscription agent will hold rights certificates for shareholders having addresses outside the United States and Canada. To exercise subscription rights, our foreign shareholders must notify the subscription agent and timely follow other procedures described in the section entitled “The Rights Offering — Foreign Shareholders.”

What fees or charges apply if I purchase Class A voting shares?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through your broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your nominee may charge you.

What are the material U.S. federal income tax consequences of exercising my subscription rights?

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of subscription rights. You should consult your tax advisor as to your particular tax consequences resulting from the rights offering. For a more detailed discussion, see the section entitled “Material U.S. Federal Income Tax Consequences.”

Who is the subscription agent for the rights offering and to whom should I send my forms and payment?

The subscription agent is Computershare Trust Company, N.A. If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate and subscription payment by first class mail, hand delivery, or courier service to:

If Delivering by Mail:	If Delivering by Hand or Courier:

Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer 250 Royall Street, Suite V Canton, MA 02021

Your payment of the subscription price must be made in United States dollars for the full number of Class A voting shares for which you are subscribing by cashier’s or certified check drawn upon a United States bank payable to the subscription agent at the address set forth above or by wire transfer of immediately available funds to the account maintained by the subscription agent for the purpose of accepting subscriptions under this rights offering. If you desire to make payment by wire transfer you must contact our information agent, Georgeson Inc., to receive a “Wire Authorization Form.” In the United States and Canada, you should call 1 (800) 279-6913. If you are outside the United States and Canada, you should call (212) 440-9800.

You are solely responsible for completing delivery to the subscription agent of your subscription materials. The subscription materials are to be received by the subscription agent on or prior to 5:00 p.m., Eastern Standard time, on [            ], 2012. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Whom should I contact if I have other questions?

If you have any questions about the rights offering or wish to request another copy of a document, please contact our information agent, Georgeson Inc., at:

Georgeson Inc.

199 Water Street, 26th Floor

New York, NY 10038

Banks and Brokers Call:	All Others:
(212) 440-9800	United States and Canada: 1 (800) 279-6913
Outside United States and Canada: (212) 440-9800

For a more complete description of the rights offering, see “The Rights Offering” beginning on page 24.

How will results of the rights offering be made public?

After the completion of the rights offering, we will issue a press release providing information regarding the rights offering.

SUMMARY

The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere or incorporated by reference in this prospectus.

This prospectus relates to the non-transferable subscription rights to purchase up to [            ] Class A voting shares that we are distributing, at no charge, to holders of our Class A voting shares and Class B multiple voting shares. We refer to this offering as the “rights offering.”

The Company

Birks & Mayors Inc. is a leading North American luxury jewelry brand which designs, develops, manufactures and retails fine jewelry, time pieces, sterling silver and gifts.

Further details concerning our business, including information with respect to our assets, operations and development history, are provided in our Annual Report on Form 20-F, and the other documents incorporated by reference into this prospectus. See “Incorporation of Certain Documents by Reference.” You are encouraged to thoroughly review the documents incorporated by reference into this prospectus as they contain important information concerning our business and our prospects.

Our principal executive offices are located at 1240 Phillips Square, Montreal, Québec, Canada H3B 3H4. Our telephone number is (514)-397-2501.

The Rights Offering

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information in the section entitled “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Total number of Class A voting shares available for subscription	[ ]

Securities offered	We are distributing to you, at no charge, one non-transferable subscription right for every Class A voting share and Class B multiple voting share that you own as of 5:00 p.m., Eastern Standard time, on the record date, either as a holder of record or, in the case of shares held of record by brokers, dealers, custodian banks or other nominees on your behalf, as a beneficial owner of such shares.

Basic subscription privilege	For every [ ] subscription rights you receive, you will be entitled to purchase one Class A voting share at a subscription price of $[ ] per share. We will not issue fractional Class A voting shares in the rights offering, and holders will only be entitled to purchase a whole number of Class A voting shares, rounded down to the nearest whole number a holder would otherwise be entitled to purchase.

Subscription price	$[ ] per share. To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the rights offering.

Over-subscription privilege	If you purchase all of the Class A voting shares available to you pursuant to your basic subscription privilege, you may also choose to subscribe for Class A voting shares that are not purchased by other holders through the exercise of their basic subscription privileges. You may subscribe for Class A voting shares pursuant to your over-subscription privilege, subject to certain limitations and proration of available shares.

Record date	5:00 p.m., Eastern Standard time, on [ ], 2012.

Expiration date	5:00 p.m., Eastern Standard time, on [ ], 2012, unless we extend the rights offering period.

Use of proceeds	Although the actual amount will depend on participation in the rights offering, if the rights offering is fully subscribed for we expect the gross proceeds from the rights offering to be approximately $5.0 million.

We intend to use the net proceeds of the rights offering to

repay interest bearing debt under our Amended and Restated Cash Advance Agreements, dated June 8, 2011, between the Company and Montrovest.

All expenses associated with this rights offering will be borne by us.

Transferability of rights	The subscription rights are non-transferable during the course of the subscription period.

No Board Recommendation	Our board of directors makes no recommendation to you about whether you should exercise any rights. You are urged to make an independent investment decision about whether to exercise your rights based on your own assessment of our business and the rights offering. Please see the section of this prospectus entitled “Risk Factors” for a discussion of some of the risks involved in investing in our Class A voting shares.

No minimum subscription	There is no minimum subscription requirement as a condition to accepting subscriptions.

Maximum offering size	Unless our board of directors waives or changes the offering amount, we will raise no more than $5.0 million of subscription proceeds in this rights offering.

No revocation	Any exercise of subscription rights is irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional Class A voting shares at a subscription price of $[ ] per share.

Material U.S. federal income tax considerations	For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of subscription rights. You should consult your own tax advisor as to your particular tax consequences resulting from the rights offering. For a detailed discussion, see “Material U.S. Federal Income Tax Considerations.”

Purchase Intention	Montrovest, our majority shareholder, has advised us that it intends to purchase up to $3.5 million Class A voting shares in the rights offering pursuant to its basic subscription privilege and, subject to the availability of shares, its over-subscription privilege. However, Montrovest is not obligated to do so. As of the record date, Montrovest would be entitled to purchase [ ] Class A voting shares pursuant to its basic subscription privilege.

Extension, Cancellation, and Amendment	We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. Our board of directors or a committee designated by our board of directors may cancel the rights offering at any time for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. We also reserve the right to amend or modify the terms of the rights offering.

Procedure for exercising rights	To exercise your subscription rights, you must take the following steps:

If you are a registered holder of our Class A voting shares or Class B multiple voting shares, you may deliver payment and a properly completed rights certificate to the subscription agent before 5:00 p.m., Eastern Standard time, on [ ], 2012. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank or other nominee, or if you would rather an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank or other nominee to exercise your subscription rights on your behalf and deliver all documents and payments before 5:00 p.m., Eastern Standard time, on [ ], 2012.

Subscription agent	Computershare Trust Company, N.A.

Information agent	Georgeson Inc.

Questions	Questions regarding the rights offering should be directed to the information agent, Georgeson Inc., toll-free in the United States and Canada at 1 (800) 279-6913, or outside the United States and Canada or if you are a bank or broker, (212) 440-9800.

Shares outstanding before the rights offering	3,673,615 Class A voting shares as of June 30, 2012.

Shares outstanding after completion of the rights offering	Assuming no outstanding options for our Class A voting shares are exercised prior to the expiration of the rights offering and the full $5.0 million is subscribed for, we expect [ ] Class A voting shares will be outstanding immediately after completion of the rights offering.

Risk factors	Shareholders considering exercising their subscription rights should carefully consider the risk factors described in the section of this prospectus entitled “Risk Factors,” beginning on page 12.

Fees and expenses	We will pay the fees and expenses relating to the rights offering.

Our Class A voting shares are traded on the NYSE MKT under the symbol “BMJ.” The last reported sales price of our Class A voting shares on NYSE MKT on June 30, 2012, the record date, was $ 1.13.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the specific risks described below, the risks described in our Annual Report on Form 20-F for the fiscal year ended March 31, 2012 and any risks described in our other filings with the Securities and Exchange Commission, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, before making an investment decision. See the section of this prospectus entitled “Where You Can Find More Information.” Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition, results of operations or future prospects to be materially adversely affected. The market price of our Class A voting shares could decline if one or more of these risks and uncertainties develop into actual events and you could lose all or part of your investment. Some of the statements in this section of the prospectus are forward-looking statements. For more information about forward-looking statements, please see the section of this prospectus entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to the Rights Offering

When the rights offering is completed, your ownership interest will be diluted if you do not exercise your subscription rights.

To the extent that you do not exercise your rights and shares are purchased by other shareholders in the rights offering, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after the rights offering will be diluted. If Montrovest purchases $3.5 million Class A voting shares in the rights offering pursuant to its basic subscription privilege and, subject to the availability of shares, its over-subscription privilege, and assuming no other shareholder exercises it rights in the rights offering, Montrovest will own and control [            ]% of all classes of our outstanding voting shares. However there is no assurance that Montrovest will purchase $3.5 million of Class A voting shares in the rights offering.

The subscription price determined for the rights offering is not necessarily an indication of the fair value of our Class A voting shares.

The subscription price is $[            ] per share. The subscription price was determined by our board of directors and is equal to the average closing price of our Class A voting shares on the NYSE MKT over the seven trading days prior to the effective date of this Registration Statement. Factors considered by the board of directors included the strategic alternatives to us for raising capital, the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices of our Class A voting shares, and our business prospects and the general condition of the securities market. We cannot assure you that the market price for our Class A voting shares during the rights offering will be equal to or above the subscription price or that a subscribing owner of rights will be able to sell the Class A voting shares purchased in the rights offering at a price equal to or greater than the subscription price.

You may not revoke your subscription exercise and you could be committed to buying shares above the prevailing market price.

Once you exercise your subscription rights, you may not revoke the exercise of such rights. The public trading market price of our Class A voting shares may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our Class A voting shares decreases below the subscription price, you will have committed to buying Class A voting shares at a price above the prevailing market price, in which case you will have an immediate, unrealized loss. We cannot assure that, following the exercise of your rights, you will be able to sell your Class A voting shares at a price equal to or greater than the subscription price, and you may lose all or part of your investment in our Class A voting shares. Until the shares are delivered to you, you will not be able to sell the Class A voting shares that you purchase in the rights offering. Certificates representing Class A voting shares purchased pursuant to the basic subscription privilege will be delivered promptly after expiration of the rights offering; certificates representing Class A voting shares purchased pursuant to the over-subscription privilege will be delivered promptly after expiration of the rights offering and after all pro rata allocations and adjustments have been completed. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.

Our Class A voting shares are traded on the NYSE MKT under the symbol “BMJ,” and the last reported sales price of our Class A voting shares on the NYSE MKT on the record date of [            ], 2012, was $[            ] per share. Moreover, you may be unable to sell your Class A voting shares at a price equal to or greater than the subscription price you paid for such shares.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights may be rejected.

Subscription rights holders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent before [            ], 2012, the expiration date of the rights offering, unless extended. If you are a beneficial owner of shares, but not a record holder, you must act promptly to ensure that your broker, bank, or other nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. We will not be responsible if your broker, custodian, or nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

Significant sales of our Class A voting shares, or the perception that significant sales may occur in the future, could adversely affect the market price for our Class A voting shares.

The sale of substantial amounts of our Class A voting shares could adversely affect the price of our Class A voting shares. Sales of substantial amounts of our Class A voting shares in the public market, and the availability of shares for future sale, including up to [            ] Class A voting shares to be issued in the rights offering, and [            ] Class A voting shares issuable as of [            ], 2012, upon exercise of outstanding options to acquire Class A voting shares under our stock incentive plans and outstanding warrants, could adversely affect the prevailing market price of our Class A voting shares and could cause the market price of our Class A voting shares to remain low for a substantial amount of time. We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available shares were attempted to be sold within a short period of time, the market for our shares would be adversely affected. It is also unclear whether or not the market for our Class A voting shares could absorb a large number of attempted sales in a short period of time, regardless of the price at which they might be offered. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for our Class A voting shares and our ability to raise additional capital. In addition, because the public float of our Class A voting shares is relatively small, the market price of our Class A voting shares is likely to be volatile, and because our Class A voting shares have limited trading volume, the trading price is likely to be highly volatile and could be subject to extreme fluctuations.

We may use the proceeds of this rights offering in ways with which you may disagree.

We intend to use the net proceeds of this offering for the repayment of interest bearing debt under our Amended and Restated Cash Advance Agreements, dated June 8, 2011, between the Company and Montrovest. Nevertheless, we will have significant discretion in the use of the net proceeds of this offering, and it is possible that we may allocate the proceeds differently than investors in this offering desire, or that we will fail to maximize our return on these proceeds. You will be relying on the judgment of our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. For more information, see the section entitled “Use of Proceeds.”

We may cancel the rights offering at any time, and neither we nor the subscription agent will have any obligation to you except to return your subscription payments.

We may, in our sole discretion, decide not to continue with the rights offering or cancel the rights offering. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

The rights offering does not have a minimum amount of proceeds, which means that if you exercise your rights, you may acquire additional shares of our Class A voting shares when we may require additional capital.

There is no minimum amount of proceeds required to complete the rights offering. In addition, an exercise of your subscription rights is irrevocable. Therefore, if you exercise the basic subscription privilege or the over-subscription privilege, but we do not raise the desired amount of capital in this rights offering and the rights offering is not fully subscribed, you may be investing in a company that may require additional capital.

The subscription rights are not transferable, and there is no market for the subscription rights.

You may not sell, give away, or otherwise transfer your subscriptions rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights.

Risks Related to the Company

Our business depends, in part, on factors affecting consumer spending that are out of our control.

Our business depends on consumer demand for our products and, consequently, is sensitive to a number of factors that influence consumer spending, including general economic conditions, consumer confidence in future economic conditions and political conditions, recession and fears of recession, consumer debt, disposable consumer income, conditions in the housing market, consumer perceptions of personal well-being and security, fuel prices, inclement weather, interest rates, foreign exchange rates, sales tax rate increases, inflation, and war and fears of war. In particular, the economic downturn and uncertain economic environment over the past four years has lead to decreased discretionary spending, which adversely impacted the luxury retail business and lead to declining revenues and losses for our business. Jewelry purchases are discretionary for consumers and may be particularly and disproportionately affected by adverse trends in the general economy and the equity markets. Continued adverse changes in factors affecting discretionary consumer spending could further reduce consumer demand for our products, resulting in a continued reduction in our sales and further harming our business and operating results. A substantial portion of our customers use credit, either from our private label and proprietary credit cards or another consumer credit source, to purchase jewelry. When there is a downturn in the general economy, fewer people may use or be approved for credit, which could result in a reduction in net sales and/or an increase in bad debt, which in turn, could lead to an unfavorable impact on our overall profitability. Our belief that we currently have sufficient liquidity to fund our operations is based on certain assumptions about the future state of the economy, the future availability of borrowings to fund our operations and our future operating performance. To the extent that the economy and other conditions affecting our business are significantly worse than we anticipate, we may not achieve our projected level of financial performance and we may determine that we do not have sufficient capital to fund our operations.

We may require additional financing or capital, which may not be available on commercially reasonable terms, or at all. Capital raised through the sale or issuance of equity securities may result in dilution to our shareholders. Failure to obtain such additional financing or capital could have an adverse impact on our liquidity and financial condition.

Within the last four years, the general economic and capital market conditions in the United States and other parts of the world have deteriorated significantly and have adversely affected access to and the cost of capital. There is a possibility that our existing cash, cash generated from operations and funds available under our credit agreements may be insufficient to fund our future operations, including capital expenditures, or to repay debt when it becomes due, and as a result, we may need to raise additional funds through public or private equity or debt financing, including funding from governmental sources, which may not be possible. The sale of additional equity securities could result in significant dilution to our shareholders, and the securities issued in future financings may have rights, preferences and privileges that are senior to those of our common stock. The incurrence of additional indebtedness would result in increased debt service obligations and could result in operating and financing covenants that may restrict our operations. Financing may be unavailable in amounts or on terms acceptable to us, or at all, which could have a material adverse impact on our business, including our ability to continue as a going concern.

We have significant indebtedness, which could adversely affect our operations, liquidity and financial condition.

We currently have a significant amount of indebtedness and significant debt service obligations in proportion to our assets. Our debt levels fluctuate from time to time based on seasonal working capital needs. The following table sets forth our total indebtedness (includes bank indebtedness and current and long-term portion of debt), total stockholders’ equity, total capitalization and ratio of total indebtedness to total capitalization as of:

	March 31, 2012	March 26, 2011
Total indebtedness	$112,522,000	$112,243,000
Total stockholders’ equity	11,628,000	11,340,000

Total capitalization	$124,150,000	$123,583,000

Ratio of total indebtedness to total capitalization	90.6%	90.8%

This high degree of leverage could adversely affect our results of operations, liquidity and financial condition. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness;

•	increase our vulnerability to adverse economic and industry conditions;

•

require us to dedicate a substantial portion of cash from operations to the payment of debt service, thereby reducing the availability of cash to fund working capital, capital expenditures and other general corporate purposes;

•	limit our ability to obtain additional financing for working capital, capital expenditures, general corporate purposes or acquisitions;

•	create additional risk to us and our shareholders if we were unable to renew our credit facilities under similar terms and conditions;

•	place us at a disadvantage compared to our competitors that have a lower degree of leverage; and

•	negatively affect the price of our stock.

Significant restrictions on our excess borrowing capacity could result in our inability to fund our cash flow requirements needed to support our day-to-day operations.

Our ability to fund our operations and meet our cash flow requirements in order to fund our operations is dependent upon our ability to maintain positive excess availability under our senior credit facilities. Both our senior secured revolving credit facility administrative agent and our senior secured term loan administrative agent may impose, at any time, discretionary reserves, which would lower the level of borrowing availability under our senior secured revolving credit facility (customary for asset based loans), at their reasonable discretion, to: i) ensure that we maintain adequate liquidity for the operation of our business, ii) cover any deterioration in the amount or value of the collateral, and iii) reflect impediments to the lenders to realize upon the collateral. There is no limit to the amount of discretionary reserves that our senior secured revolving credit facility administrative agent may impose at its reasonable discretion, however, our senior secured term loan administrative agent’s ability to impose discretionary reserves at its reasonable discretion is limited to 5% of the term loan borrowing capacity. From February 11, 2009 to February 23, 2009, the senior secured term loan administrative agent imposed a discretionary reserve of $4 million. While our senior secured revolving credit facility administrative agent or lenders have not historically imposed such a restriction, it is uncertain whether conditions could change and cause such a reserve to be imposed in the future. In addition, the value of our inventory is periodically assessed by our lenders and, based upon these reviews, our borrowing capacity could be significantly increased or decreased. Another factor impacting our excess availability includes, among others, changes in the U.S. and Canadian dollar exchange rate, which could increase or decrease our borrowing availability. Furthermore, under the terms of our senior credit facilities, a $12.5 million and a $5.0 million seasonal availability block is imposed by the senior secured revolving credit facility administrative agent and the senior secured term loan administrative agent each year from December 20th to January 20th and from January 21st to February 10th, respectively, and both our senior secured revolving credit facility and our senior secured term loan are subject to cross default provisions with all other loans, by which if we are in default with any other loan, the default will immediately apply to both the senior secured revolving credit facility and the senior secured term loan.

We are exposed to currency exchange risks that could have a material adverse effect on our results of operations and financial condition.

While we report financial results in U.S. dollars, a substantial portion of our sales are recorded in Canadian dollars. For our operations located in Canada, non-Canadian currency transactions and assets and liabilities subject us to foreign currency risk. Conversely, for the operations located in the U.S., non-U.S. currency transactions and assets and liabilities subject us to foreign currency risk. In addition, material fluctuations in foreign currency exchange rates, resulting in a weakening of the Canadian dollar relative to the U.S. dollar, could significantly reduce our borrowing availability under our secured revolving credit facility, which is denominated in U.S. dollars, and limit our ability to finance our operations. For purposes of financial reporting, our financial statements are reported in U.S. dollars by translating, where necessary, net sales and expenses from Canadian dollars at the average exchange rates prevailing during the period, while assets and liabilities are translated at year-end exchange rates, with the effect of such translation recorded in accumulated other comprehensive income. As a result, for purposes of financial reporting, foreign exchange gains or losses recorded in earnings relate to non-Canadian dollar transactions of the operations located in Canada and non-U.S. dollar transactions of the operations located in the U.S. We expect to continue to report our financial results in U.S. dollars. Consequently, our reported earnings could fluctuate materially as a result of foreign exchange translation gains or losses.

We may not successfully manage our inventory, which could have an adverse effect on our net sales, profitability, cash flow and liquidity.

As a retail business, our results of operations are dependent on our ability to manage our inventory. To properly manage our inventory, we must be able to accurately estimate customer demand and supply requirements and purchase new inventory accordingly. If we fail to sell the inventory we purchase or manufacture, we may be required to write-down our inventory or pay our vendors without new purchases, creating additional vendor financing, which would have an adverse impact on our earnings and cash flows. Additionally, a portion of the merchandise we sell is carried on a consignment basis prior to sale or is otherwise financed by vendors, which reduces our required capital investment in inventory. Any significant change in these consignment or vendor financing relationships could have a material adverse effect on our net sales, cash flows and liquidity.

Our credit business may be adversely affected by changes in applicable laws and regulations.

The operation of our credit business subjects us to substantial regulation relating to disclosure and other requirements upon origination, servicing, debt collection and particularly upon the amount of finance charges we can impose. Any adverse change in the regulation of consumer credit could adversely affect our earnings. For example, new laws or regulations could limit the amount of interest or fees we, or our banks, can charge on consumer loan accounts, or restrict our ability to collect on account balances, which could have a material adverse effect on our earnings. Compliance with existing and future laws or regulations could require material expenditures or otherwise adversely affect our business or financial results. Failure to comply with these laws or regulations, even if inadvertent, could result in negative publicity, and fines, either of which could have a material adverse effect on our results of operations.

Our business could be adversely affected if our relationships with any primary vendors are terminated or if the delivery of their products is delayed or interrupted.

We compete with other jewelry retailers for access to vendors that will provide us with the quality and quantity of merchandise necessary to operate our business, and our merchandising strategy depends upon our ability to maintain good relations with significant vendors. Certain brand name watch manufacturers, including Rolex, have distribution agreements with our Company that, among other things, provide for specific sales locations, yearly renewal terms and early termination provisions at the manufacturer’s discretion. In fiscal 2012, merchandise supplied by Rolex and sold through our stores accounted for approximately 26% of our total net sales. Our relationships with primary suppliers, like Rolex, are generally not pursuant to long-term agreements.

We obtain materials and manufactured items from third-party suppliers. Any delay or interruption in our suppliers’ abilities to provide us with necessary materials and components may affect our manufacturing capabilities or may require us to seek alternative supply sources. Any delay or interruption in receiving supplies could impair our ability to supply products to our stores and, accordingly, could have a material adverse effect on our business, results of operations and financial condition. The abrupt loss of any of our third-party suppliers, especially Rolex, or a decline in the quality or quantity of materials supplied by any third-party suppliers could cause significant disruption in our business.

Fluctuations in the availability and prices of our raw materials and finished goods may adversely affect our results of operations.

We offer a large selection of distinctive high quality merchandise, including diamond, gemstone and precious metal jewelry, rings, wedding bands, earrings, bracelets, necklaces, charms, timepieces and gifts. Accordingly, significant changes in the availability or prices of diamonds, gemstones, and precious metals we require for our products could adversely affect our earnings. Further, both the supply and price of diamonds are significantly influenced by a single entity, the Diamond Trading Corporation. We do not maintain long-term inventories or otherwise hedge a material portion of the price of raw materials. A significant increase in the price of these materials could adversely affect our net sales and gross margins.

We operate in a highly competitive and fragmented industry.

The retail jewelry business is highly competitive and fragmented, and we compete with nationally recognized jewelry chains as well as a large number of independent regional and local jewelry retailers and others types of retailers who sell jewelry and gift items, such as department stores and mass merchandisers. We also compete with internet sellers of jewelry. Because of the breadth and depth of this competition, we are constantly under competitive pressure that both constrains pricing and requires extensive merchandising efforts in order for us to remain competitive.

We are controlled by a single shareholder whose interests may be different from yours.

As of June 30, 2012, the Goldfish Trust beneficially owns or controls 67.8% of all classes of our outstanding voting shares, which are directly owned by Montrovest. The trustee of the Goldfish Trust is Rohan Private Trust Company Limited, or the Trustee. Dr. Lorenzo Rossi di Montelera, who is the Company’s Chairman of the Board, is a beneficiary of the Goldfish Trust. Under our restated articles, Montrovest, as holder of the Class B multiple voting shares, has the ability to control most actions requiring shareholder approval, including electing the members of our Board of Directors and the issuance of new equity. Dr. Rossi di Montelera, in certain circumstances, may be delegated the authority from the Trustee to vote on shares held by Montrovest.

On the record date for the rights offering, Montrovest beneficially owned approximately [            ]% of our outstanding Class A voting shares and Class B multiple voting shares. As a shareholder of the Company as of the record date, Montrovest will have the right to subscribe for and purchase shares of our Class A voting shares under the basic subscription privilege and the over-subscription privilege. The purchase of any shares by Montrovest upon exercise of rights, would be effected in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, and, accordingly, would not be registered pursuant to the Registration Statement of which this prospectus forms a part. If all of our shareholders, including Montrovest, exercise the basic subscription rights issued to them under this prospectus and the rights offering is therefore fully subscribed, Montrovest’s beneficial ownership percentage will not change. If Montrovest is the only holder of rights who exercise its rights in the rights offering, including its over-subscription privilege, we will issue an aggregate of [            ] shares of Class A voting shares to Montrovest. Under such circumstances, Montrovest’s ownership percentage of our outstanding Class A voting shares would increase to approximately [            ]%, after giving effect to this rights offering. If Montrovest decides not to participate in the rights offering, and all of our other shareholders exercise their basic subscription privileges and over-subscription privileges, we will issue an aggregate of [            ] shares of Class A voting shares. Under such circumstances, Montrovest’s ownership percentage of our outstanding Class A voting shares would decrease to approximately [            ]%, after giving effect to this rights offering.

The Trustee and Montrovest may have different interests than you have and may make decisions that do not correspond to your interests. In addition, the fact that we are controlled by one shareholder may have the effect of delaying or preventing a change in our management or voting control.

Our business could be adversely affected if we are unable to successfully negotiate favorable lease terms.

As of June 30, 2012, we had 57 leased retail stores, which include the capital lease of our Canadian headquarters and Montreal flagship store. The leases are generally for a term of five to ten years, with rent being a fixed minimum base plus, for a majority of the stores, a percentage of the store’s sale volume (subject to some adjustments) over a specified threshold. We have generally been successful in negotiating leases for new stores and lease renewals as our current leases near expiration. However, our business, financial condition, and operating results could be adversely affected if we are unable to continue to negotiate favorable lease and renewal terms.

Our strategy to develop the Birks product brand through international expansion may add complexity to our operations and may require additional capital or strain our resources and adversely impact our financial results and liquidity.

One of our strategies is to continue to develop the Birks product brand through expansion of all sales channels including international channels of distribution. The expansion into markets outside of Canada and the United States would add complexity to our operations and may require additional capital or strain our resources and adversely impact our financial results and our liquidity. International expansion would place increased demands on our operational, managerial and administrative resources at all levels of the Company. These increased demands may cause us to operate our business less efficiently, which in turn could cause deterioration in our performance or could adversely affect our inventory levels. Furthermore, our ability to conduct business in international markets may be adversely affected by legal, regulatory, political and economic risks. Any international expansion strategy could also be adversely impacted by the global economy or the economy of the region of the world in which we choose to expand. If we expand internationally, we may incur significant costs related to starting up and maintaining foreign operations. Costs may include, but are not limited to obtaining prime locations for stores, setting up foreign offices and distribution centers, as well as hiring experienced management. We may be unable to open and operate new stores successfully, or we may face operational issues that could delay our intended pace of international store openings. These additional costs may require us to raise additional cash through the issuance of additional equity or debt financing which if we are not able to obtain at a sufficient level to fund the operation could negatively impact the availability of funding to operate our operations.

Hurricanes and other severe weather conditions could cause a disruption in our operations, which could have an adverse impact on our results of operations.

Our U.S. operations are located in Georgia and Florida, regions that are susceptible to hurricanes. In the past, hurricanes have forced the closure of some of our stores, resulting in a reduction in net sales during such periods. Future hurricanes could significantly disrupt our U.S. operations and could have a material adverse effect on our overall results of operations. In addition, severe weather such as ice storms, snow storms and blizzards in Canada can cause conditions whereby peak holiday shopping could be materially affected.

Terrorist acts or other catastrophic events could have a material adverse effect on Birks & Mayors.

Terrorist acts, acts of war or hostility, natural disasters or other catastrophic events could have an immediate disproportionate impact on discretionary spending on luxury goods upon which our operations are dependent. For example, in the aftermath of the terrorist attacks carried out on September 11, 2001, tourism and business travel was significantly reduced in all of our markets, which had an adverse impact on our net sales. Similarly, the SARS epidemic in Toronto, Ontario in the spring of 2003 had an adverse impact on net sales in our stores in that region. Similar future events could have a material adverse impact on our business and results of operations.

We may not be able to adequately protect our intellectual property and may be required to engage in costly litigation as a protective measure.

To establish and protect our intellectual property rights, we rely upon a combination of trademark and trade secret laws, together with licenses, exclusivity agreements and other contractual covenants. In particular, the “Birks” and “Mayors” trademarks are of significant value to our retail operations. The measures we take to protect our intellectual property rights may prove inadequate to prevent misappropriation of our intellectual property. Monitoring the unauthorized use of our intellectual property is difficult. Litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation of this type could result in substantial costs and diversion of resources, may result in counterclaims or other claims against us and could significantly harm our results of operations.

Risks Related to Class A Voting Shares

Our share price could be adversely affected if a large number of Class A voting shares are offered for sale or sold.

Future issuances or sales of a substantial number of our Class A voting shares by us, Montrovest, or another significant shareholder in the public market could adversely affect the price of our Class A voting shares, which may impair our ability to raise capital through future issuances of equity securities. As of June 30, 2012, we had 3,673,615 Class A voting shares issued and outstanding. Sales of restricted securities in the public market, or the availability of these Class A voting shares for sale, could adversely affect the market price of Class A voting shares.

As a retail jeweler with a limited public float, the price of our Class A voting shares may fluctuate substantially, which could negatively affect the value of our Class A voting shares and could result in securities class action claims against us.

The price of our Class A voting shares may fluctuate substantially due to, among other things, the following factors: (1) fluctuations in the price of the shares of a small number of public companies in the retail jewelry business; (2) additions or departures of key personnel; (3) announcements of legal proceedings or regulatory matters; and (4) general volatility in the stock market. The market price of our Class A voting shares could also fluctuate substantially if we fail to meet or exceed expectations for our financial results or if there is a change in financial estimates or securities analysts’ recommendations.

Significant price and value fluctuations have occurred in the past with respect to the securities of retail jewelry and related companies. In addition, because the public float of our Class A voting shares is relatively small, the market price of our Class A voting shares is likely to be volatile. There is limited trading volume in our Class A voting shares, rendering them subject to significant price volatility. In addition, the stock market has experienced volatility that has affected the market prices of equity securities of many companies, and that has often been unrelated to the operating performance of such companies. A number of other factors, many of which are beyond our control, could also cause the market price of our Class A voting shares to fluctuate substantially. In the past, following periods of downward volatility in the market price of a company’s securities, class action litigation has often been pursued. If our Class A voting shares were similarly volatile and litigation was pursued against us, it could result in substantial costs and a diversion of our management’s attention and resources.

We are governed by the laws of Canada, and, as a result, it may not be possible for shareholders to enforce civil liability provisions of the securities laws of the U.S.

We are governed by the laws of Canada. A substantial portion of our assets are located outside the U.S. and some of our directors and officers are residents outside of the U.S. As a result, it may be difficult for investors to effect service within the U.S. upon us or our directors and officers, or to realize in the U.S. upon judgments of courts of the U.S. predicated upon civil liability of Birks & Mayors and such directors or officers under U.S. federal securities laws. There is doubt as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of U.S. courts, of the civil liabilities predicated upon U.S. federal securities laws.

We expect to maintain our status as a “foreign private issuer” under the rules and regulations of the SEC and, thus, are exempt from a number of rules under the Exchange Act of 1934 and are permitted to file less information with the SEC than a company incorporated in the U.S.

As a “foreign private issuer,” we are exempt from rules under the Exchange Act of 1934, as amended, or the Exchange Act, that impose certain disclosure and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our Class A voting shares. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, nor are we required to comply with Regulation FD, which restricts the selective disclosure of material information. Accordingly, there may be less publicly available information concerning us than there is for U.S. public companies.

If we were treated as a passive foreign investment company, or a PFIC, some holders of our Class A voting shares would be subject to additional taxation, which could cause the price of our Class A voting shares to decline.

We believe that our Class A voting shares should not be treated as stock of a PFIC for U.S. federal income tax purposes, and we expect to continue operations in such a manner that we will not be a PFIC. If, however, we are or become a PFIC, some holders of our Class A voting shares could be subject to additional U.S. federal income taxes on gains recognized with respect to our Class A voting shares and on certain distributions, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules.

Our assessment of our internal control over financial reporting may identify “material weaknesses” in the future and may result in an attestation with an adverse or qualified opinion from our independent auditors, which could reduce confidence in our financial statements and negatively affect the price of our securities.

We are subject to reporting obligations under U.S. securities laws. Beginning with our Annual Report on Form 20-F for fiscal 2008, Section 404 of the Sarbanes-Oxley Act requires us to prepare a management report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over our financial reporting is not effective. If at any time in the future, we are unable to assert that our internal control over financial reporting is effective, market perception of our financial condition and the trading price of our stock may be adversely affected and customer perception of our business may suffer, all of which could have a material adverse effect on our operations. Further, our auditors do not audit our internal controls over financial reporting due to our market capitalization, and therefore, there has been no independent attestation of our internal controls over financial reporting. Had such attestation been performed, it may have revealed material weaknesses in our internal controls.

If the costs and burden of being a public company outweigh its benefits, we may in the future decide to discontinue our status as a publicly traded company.

As a public company, we currently incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the Securities and Exchange Commission and the NYSE MKT LLC, have imposed various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls as well as mandating certain corporate governance practices. Our management and other personnel devote a substantial amount of time and financial resources to these compliance initiatives. As such, if it is determined in the future that the costs and efforts of being a public company outweigh the benefits of being a public company, we may decide to discontinue our status as a publicly traded or registered company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that are incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements concern expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Specifically, this prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements regarding:

•	our belief that operating our stores under the Birks and Mayors brands distinguishes us from many competitors;

•

our expectation to invest an additional $7 million of capital expenditures in fiscal 2013, of which approximately 60% will be in the U.S. and 40% will be in Canada and our expectation to finance these expenditures mainly from our senior secured revolving credit facility;

•	our belief that we have the capacity to meet future anticipated growth;

•

our belief that there are numerous alternative sources for all raw materials used in the manufacture of our finished jewelry, and that the failure of any principal supplier would not have a material adverse effect on our operations;

•	our belief that a significant increase in the price of raw material used in the manufacture of our finished jewelry could adversely affect our net sales, gross margin and earnings;

•

our belief that the abrupt loss of any of our key vendors, especially Rolex, or a decline in the quality or quantity of merchandise supplied by our vendors could cause a significant disruption in our business;

•	our belief that current relationships with our key vendors are good;

•	our belief that competition with other general specialty retailers and discounters will increase;

•

our belief that we are differentiated from most of our competitors because we offer distinctively designed, exclusive products and a selection of distinctive high quality merchandise at a wide range in price points;

•	our belief that our stores’ elegant surroundings and distinctive merchandise displays play an important role in providing an atmosphere that encourages sales;

•

our belief that competition in our markets is based primarily on the total brand experience including trust, quality, craftsmanship, product design and exclusivity, product selection, service excellence, including after sales service, and to a certain extent, price;

•

our belief that our success will depend on various factors, including general economic and business conditions affecting consumer spending, the performance of national and international retail operations, the acceptance by consumers of our merchandising and marketing programs, store locations and our ability to properly staff and manage our stores;

•

our belief that any change in the regulation of credit that would materially limit the availability of credit to our traditional customer based could adversely affect our results of operations and financial condition;

•	our belief that all of our facilities are well maintained and in good condition and are adequate for our current needs;

•	our belief that changes in the value of the Canadian dollar compared to the U.S. dollar between periods may materially impact our results and may materially affect period over period comparisons;

•	our belief that we currently have sufficient working capital to fund our operations;

•

our belief that to the extent the economy or other conditions affecting our business are significantly worse than we anticipate, we may not achieve our projected level of financial performance and we may determine that we do not have sufficient capital to fund our operations;

•	our belief that our tax filing positions are reasonable and legally supportable;

•	our belief that relations with our employees are good and we intend to continue to place an emphasis on recruiting, training, retraining and developing the best people in our industry;

•	our belief that we are eligible for the benefits of the current income tax treaty between Canada and the U.S.;

•

our belief that our Class A voting shares should not be treated as stock of a passive foreign investment company (PFIC) for U.S. federal income tax purposes and that we expect to continue our operations in such a manner that will not be a PFIC;

•	our expectation to be classified as a PFIC for any taxable year; and

•	our expectation to continue to report our financial results in U.S. dollars in accordance with U.S. GAAP.

These forward-looking statements are based upon information currently available to us and are subject to a number of risks, uncertainties, and other factors that could cause our actual results, performance, prospects, or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. Important factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements include the following as well as the factors under “Risk Factors”:

•

our ability to assure you that the market price for our Class A voting shares during the rights offering will be equal to or above the subscription price or that a subscribing owner of rights will be able to sell Class A voting shares purchased in the rights offering at a price equal to or greater than the subscription price;

•	our ability to raise additional financing or capital;

•	our ability to fund our operations and meet our cash flow requirements needed to support our day-to-day operations;

•	our ability to successfully manage our inventory;

•	our ability to retain key personnel or replace them if they leave;

•	our ability to successfully negotiate favorable lease terms;

•	our ability to conduct business in international markets;

•	our ability to adequately protect our intellectual property;

•	our ability to maintain our status as a “foreign private issuer” under the rules and regulations of the SEC;

•	the general economic and business conditions which affect consumer spending;

•	the availability and prices of our raw materials and finished goods; and

•	our ability to maintain positive excess availability under our senior credit facilities.

Except as required by applicable law, we undertake no obligation to publicly revise any forward-looking statements, whether as a result of new information, future events or for any other reason. However, you should carefully review the risk factors set forth in other reports or documents we file from time to time with the SEC.

USE OF PROCEEDS

Although the actual amount will depend on the level of shareholder participation in the rights offering, we expect that the maximum gross proceeds from the rights offering will be approximately $5.0 million or approximately $4.8 million, net of transaction costs. We intend to use the gross proceeds of the rights offering to repay interest bearing debt under our Amended and Restated Cash Advance Agreements, dated June 8, 2011, between the Company and Montrovest and draw on our senior secured credit facilities to pay the transaction costs of $0.2 million. The indebtedness to be repaid was incurred in connection with $5.0 million of cash advances from our controlling shareholder, Montrovest, to finance our working capital needs and for general corporate purposes. These cash advance agreements are payable on demand by Montrovest once conditions stipulated in our senior credit facilities permit such payment and have an annual interest rate of 11%, net of any withholding taxes, representing an effective interest rate of approximately 12.2%. Accordingly, in order to allow the repayment of the cash advances, we have obtained the consent of our lenders under our senior credit facilities to permit such repayment.

CAPITALIZATION AND INDEBTEDNESS

The following table should be read in conjunction with our consolidated financial statements and related notes and other financial information contained in this prospectus. This table describes capitalization and indebtedness as of March 31, 2012, on an actual basis and as adjusted to give effect to the assumed maximum exercise of [            ] rights for gross proceeds from the rights offering of $5 million and a draw on our senior secured credit facilities to pay the transaction costs of $0.2 million . As adjusted balances are subject to change based upon final participation in the rights offering.

	Actual	As Adjusted

	As at March 31, 2012 (U.S. dollars, in thousands)
Cash and cash equivalents	$3,127	$3,127

Bank indebtedness	61,557	61,798
Unsecured debt	5,000	—
Secured debt	45,965	45,965
Stockholders’ equity
Class A voting shares – no par value, unlimited shares authorized, 3,673,615 shares issued and outstanding, actual; unlimited shares authorized, [ ] shares issued and outstanding, as adjusted	22,283	27,042
Class B multiple voting shares – no par value, unlimited shares authorized, 7,717,970 shares issued and outstanding, actual and as adjusted	38,613	38,613
Preferred stock – no par value, unlimited shares authorized, none issued, actual and as adjusted	—	—
Additional paid-in capital	15,831	15,831
Accumulated deficit	(71,367)	(71,367)
Accumulated other comprehensive income	6,268	6,268
Total stockholders’ equity	11,628	16,387

Total capitalization	$124,150	$124,150

THE RIGHTS OFFERING

The Subscription Rights

We are distributing, at no charge, to the record holders of our Class A voting shares and Class B multiple voting shares as of [            ], 2012, the record date, non-transferable subscription rights to purchase Class A voting shares at a subscription price of $[            ] per share. The subscription rights will entitle the holders of our Class A voting shares and Class B multiple voting shares to purchase approximately [            ] Class A voting shares.

Each eligible holder of record of our Class A voting shares and Class B multiple voting shares will receive one subscription right for every Class A voting share or Class B multiple voting share owned by such holder as of 5:00 p.m., Eastern Standard time, on the record date. Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege.

We intend to keep the rights offering open until [            ], 2012, unless our board of directors, in its sole discretion, extends such time or terminates the offering.

Basic Subscription Privilege

For every [            ] subscription rights you receive, you will be entitled to purchase one Class A voting share, upon delivery of the required documents and payment of the subscription price of $[            ] per share, prior to the expiration of the rights offering. You will receive one subscription right for every Class A voting share and Class B multiple voting share you owned as of 5:00 p.m., Eastern Standard time, on the record date. You may exercise all or a portion of your basic subscription privilege; however, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase shares under your over-subscription privilege.

We will not issue fractional Class A voting shares in the rights offering, and holders will only be entitled to purchase a whole number of Class A voting shares, rounded down to the nearest whole number a holder would otherwise be entitled to purchase, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Over-Subscription Privilege

If you purchase all of the Class A voting shares available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of the Class A voting shares that are not purchased by other shareholders through the exercise of their respective basic subscription privileges, not to exceed the number of Class A voting shares available for you to purchase under your basic subscription privilege, subject to proration as discussed below. If, however, over-subscription requests exceed the number of Class A voting shares available for sale in the rights offering, we will allocate the available Class A voting shares pro rata among each shareholder exercising the over-subscription privilege in proportion to the number of Class A voting shares and Class B multiple voting shares owned by such shareholder on the record date, relative to the number of shares owned on the record date by all shareholders exercising the over-subscription privilege. If this pro rata allocation results in any shareholder receiving a greater number of Class A voting shares than the shareholder subscribed for pursuant to the exercise of the over-subscription privilege, then such shareholder will be allocated only that number of shares for which the shareholder oversubscribed, and the remaining Class A voting shares will be allocated among all other shareholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all Class A voting shares have been allocated or all over-subscription requests have been satisfied, whichever occurs earlier. The actual number of Class A voting shares available for purchase pursuant to your over-subscription privilege will depend upon whether you fully exercise your basic subscription privilege and the number of Class A voting shares purchased by our other shareholders pursuant to their basic subscription privileges, but in no event will that number exceed the number of Class A voting shares available for purchase under your basic subscription privilege.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of Class A voting shares that may be available to you (i.e., for the maximum number of Class A voting shares available to you, assuming you exercise all of your basic subscription privilege and are allotted the full amount of your over-subscription as elected by you).

We can provide no assurance that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy your exercise of the over-subscription privilege if all of our shareholders exercise their basic subscription privileges in full, and we will only honor an over-subscription privilege to the extent a sufficient amount of Class A voting shares are available following the exercise of subscription rights under the basic subscription privileges.

To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty. To the extent the amount you actually paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

Delivery of Class A Voting Shares Acquired in the Rights Offering

If you purchase shares in the rights offering by submitting a rights certificate and payment, we will mail you a stock certificate evidencing the new shares purchased as soon as practicable after the completion of the rights offering. One stock certificate will be generated for each rights certificate processed. Until your stock certificate is received, you may not be able to sell the Class A voting shares acquired in the rights offering. If, as of the record date, your shares were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offering, you will not receive stock certificates for your new shares. Your custodian bank, broker, dealer or other nominee will be credited with the Class A voting shares you purchase in the rights offering as soon as practicable after the completion of the rights offering.

Reasons for the Rights Offering

Prior to approving the rights offering, our board of directors carefully considered our current and expected liquidity requirements, our expected results of operations, current market conditions, and business and capital-raising opportunities, as well as the dilution of the ownership percentage of the current holders of our Class A voting shares that may be caused by the rights offering if they do not exercise their rights in full.

After weighing the factors discussed above and the effect of the $5.0 million in additional capital, before expenses, that may be generated by the sale of shares pursuant to the rights offering, our board of directors determined that the rights offering is in our and our shareholders best interests. Although we believe that the rights offering will strengthen our financial condition, the board of directors is not making any recommendation as to whether you should exercise your subscription rights.

Effect of Rights Offering on Existing Shareholders

The ownership interests and voting interests of the existing shareholders that do not fully exercise their basic subscription privileges will be diluted.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders

If you hold certificates of our Class A voting shares or Class B multiple voting shares, the number of rights you may exercise pursuant to the basic subscription privilege will be indicated on the rights certificate delivered to you. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full subscription payment, to the subscription agent at the address set forth below in this section under the heading “Subscription Agent and Information Agent,” prior to the expiration of the rights offering.

Subscription by DTC Participants

We expect that the exercise of your subscription rights may be made through the facilities of DTC. If your subscription rights are held of record through DTC, you may exercise your subscription rights by instructing DTC, or having your broker instruct DTC, to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of Class A voting shares you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your full subscription payment.

Subscription by Beneficial Owners

If you are a beneficial owner of our Class A voting shares that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, one subscription right will be issued to the nominee record holder for every Class A voting share and Class B multiple voting share that you own at the record date. If you are not contacted by your broker, dealer, custodian bank or other nominee, you should promptly contact your broker, dealer, custodian bank or other nominee in order to subscribe for Class A voting shares in the rights offering.

If you hold your Class A voting shares in the name of a broker, dealer, custodian bank or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Standard time, [            ], 2012 expiration date we have established for the rights offering.

Payment Method for Registered Holders

As described in the instructions accompanying the rights certificate, payments must be made in full in United States dollars for the full number of Class A voting shares for which you are subscribing by cashier’s or certified check drawn upon a recognized bank payable to the subscription agent at the address set forth below in this section under the heading “Subscription Agent and Information Agent.” If you desire to make payment by wire transfer you must contact our information agent, Georgeson Inc., to receive a “Wire Authorization Form.” In the United States and Canada, you should call 1 (800) 279-6913. If you are outside the United States and Canada, you should call (212) 440-9800.

Personal checks are not accepted. Payment received after the expiration of the rights offering may not be honored, and the subscription agent will return your payment to you promptly, without interest or penalty.

You should read and follow the delivery and payment instructions accompanying the rights certificate. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO BIRKS. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and other subscription documents and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send subscription materials and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to the expiration of the rights offering.

Unless a rights certificate provides that the Class A voting shares are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Program Medallion Signature Program or the Stock Exchange Medallion Program, subject to any standards and procedures adopted by the subscription agent.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or the subscription agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. If the subscription agent does not apply your full subscription payment to your purchase of our Class A voting shares, any excess subscription payment received by the subscription agent will be returned promptly, without interest or penalty.

Expiration Date and Amendments

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., Eastern Standard time, on [            ], 2012, which is the expiration of the rights offering. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue Class A voting shares to you if the subscription agent receives your rights certificate and subscription payment after that time, regardless of when the rights certificate and subscription payment were sent by you. We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. We may extend the expiration of the rights offering by giving oral or written notice to the subscription agent and information agent prior to the expiration of the rights offering. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Standard time, on the next business day after the most recently announced expiration of the rights offering. We reserve the right to amend or modify the terms of the rights offering.

Subscription Price

The subscription price was determined by our board of directors and will be equal to the average closing price of our Class A voting shares on the NYSE MKT over the seven trading days prior to the effective date of this Registration Statement. Factors considered by our board of directors included the strategic alternatives to us for raising capital, the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices of our Class A voting shares, our business prospects and the general condition of the securities market. We cannot assure you that the market price for our Class A voting shares during the rights offering will be equal to or above the subscription price or that a subscribing owner of rights will be able to sell the Class A voting shares purchased in the rights offering at a price equal to or greater than the subscription price.

We urge you to obtain a current quote for our Class A voting shares before exercising your subscription rights.

Conditions, Withdrawal and Termination

We reserve the right to withdraw the rights offering prior to the expiration of the rights offering for any reason. We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value, and all excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If we cancel the rights offering, we will issue a press release notifying shareholders of the cancellation, and all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Subscription Agent and Information Agent

The subscription agent for this offering is Computershare Trust Company, N.A. and the information agent is Georgeson Inc. The address to which subscription documents, rights certificates and subscription payments should be mailed or delivered is:

If Delivering by Mail: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	If Delivering by Hand or Courier: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer 250 Royall Street, Suite V Canton, MA 02021

You should direct any questions or requests for assistance concerning the method of subscribing for Class A voting shares or for additional copies of this prospectus to our information agent, Georgeson Inc., at:

Georgeson Inc.

199 Water Street, 26th Floor

New York, NY 10038

Banks and Brokers Call:	All Others :
(212) 440-9800	United States and Canada: 1 (800) 279-6913
Outside United States and Canada: (212) 440-9800

You are solely responsible for completing delivery to the subscription agent of your subscription materials. The subscription materials are to be received by the subscription agent on or prior to 5:00 p.m., Eastern Standard time, on [            ], 2012. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent. If you deliver subscription materials in a manner different from those described in this prospectus, we may not honor the exercise of your subscription rights.

Fees and Expenses

We will pay all fees charged by the subscription agent and information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

Fractional Shares

We will not issue fractional shares. Fractional Class A voting shares resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a recognized commercial bank or trust company, subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

You can obtain a signature guarantee from a financial institution — such as a commercial bank, savings, bank, credit union or broker dealer — that participates in one of the Medallion signature guarantee programs. The three Medallion signature guarantee programs are the following:

•	Securities Transfer Agents Medallion Program (STAMP) whose participants include more than 7,000 U.S. and Canadian financial institutions.

•	Stock Exchanges Medallion Program (SEMP) whose participants include the regional stock exchange member firms and clearing and trust companies.

•	New York Stock Exchange Medallion Signature Program (MSP) whose participants include NYSE member firms.

If a financial institution is not a member of a recognized Medallion signature guarantee program, it would not be able to provide signature guarantees. Also, if you are not a customer of a participating financial institution, it is likely the financial institution will not guarantee your signature. Therefore, the best source of a Medallion Guarantee would be a bank, savings and loan association, brokerage firm, or credit union with whom you do business. The participating financial institution will use a Medallion imprint or stamp to guarantee the signature, indicating that the financial institution is a member of a Medallion signature guarantee program and is an acceptable signature guarantor.

Notice to Nominees

If you are a broker, dealer, custodian bank or other nominee holder that holds our Class A voting shares for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should submit information and payment for shares. We expect that the exercise of subscription rights on behalf of beneficial owners may be made through the facilities of DTC. You may exercise individual or aggregate beneficial owner subscription rights by instructing DTC to transfer subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights exercised and the number of Class A voting shares subscribed for under the basic subscription privilege and the over-subscription privilege, if any, and your full subscription payment.

Beneficial Owners

If you do not hold certificates for our Class A voting shares, you are a beneficial owner of our shares. Instead of receiving a rights certificate, you will receive your subscription rights through a broker, dealer, custodian bank or other nominee. We will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering.

You should contact your broker, dealer, custodian bank or other nominee if you do not receive information regarding the rights offering, but believe you are entitled to subscription rights. We are not responsible if you do not receive notice by your broker, dealer, custodian bank or other nominee or if you do not receive notice in time to respond to your nominee by the deadline established by the nominee, which may be prior to 5:00 p.m., Eastern Standard time, on [            ], 2012.

If you wish to exercise your subscription rights, you will need to have your broker, dealer, custodian bank or other nominee act for you. If you hold certificates for our Class A voting shares and received a rights certificate, but would prefer to have your broker, dealer, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transaction for you.

Transferability of Subscription Rights

The rights are not transferable. Should you choose not to exercise your subscription rights, you may not sell, give away, or otherwise transfer your subscription rights. Subscription rights will, however, be transferable by operation of law (for example, upon the death of the recipient). Upon expiration of the rights offering, all unexercised rights will automatically expire.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we, the subscription agent, nor the information agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

The subscription agent will hold funds received in payment for our Class A voting shares in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Shareholder Rights

You will have no rights as a holder of our Class A voting shares you purchase in the rights offering, if any, until certificates representing the shares are issued to you or until your account at your record holder is credited with the Class A voting shares purchased in the rights offering. You will have no right to revoke your subscriptions once made in accordance with the procedures set forth in this prospectus.

Foreign Shareholders

We will not mail this prospectus or rights certificates to shareholders with addresses that are outside the United States and Canada or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign shareholders must notify the subscription agent prior to 11:00 a.m., Eastern Standard time, at least three business days prior to the expiration of the rights offering of their exercise of such rights, and, with respect to holders whose addresses are outside the United States and Canada, provide evidence satisfactory to us, such as a legal opinion from local counsel, that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder. In addition to this prospectus, Canadian-resident shareholders will receive a Canadian Offering Memorandum which contains additional information pertinent to Canadian-resident shareholders’ investment decision. We urge Canadian-resident shareholders to carefully review the information contained in the Canadian Offering Memorandum before making any determination with respect to the exercise of their rights.

No Revocation or Change

Once you submit the form of rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional Class A voting shares at the subscription price.

Material U.S. Federal Income Tax Consequences

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of subscription rights. For a more detailed discussion, see “Material U.S. Federal Income Tax Consequences.”

Listing

The subscription rights are non-transferable and will not be listed on a stock exchange or national market. Our Class A voting shares are traded on the NYSE MKT under the symbol “BMJ.” If we fail to meet any of the listing standards of the NYSE MKT, our Class A voting shares could be delisted by the NYSE MKT.

The last reported sales price of our Class A voting shares on the NYSE MKT on June 29, 2012, the last practicable date before the filing of this prospectus, was $1.13. We urge you to obtain a current market price for our Class A voting shares before making any determination with respect to the exercise of your rights.

Outstanding Class A Voting Shares after the Rights Offering

As of June 30, 2012, 3,673,615 Class A voting shares were issued and outstanding. Assuming no other transactions by us involving our Class A voting shares, and no options for Class A voting shares are exercised prior to the expiration of the rights offering, if the rights offering is fully subscribed through the exercise of the subscription rights, then an additional [            ] of our Class A voting shares will be issued and outstanding after the closing of the rights offering, for a total of [            ] Class A voting shares outstanding. As a result of the rights offering, the ownership interests and voting interests of the existing shareholders that do not fully exercise their basic subscription privileges will be diluted.

Expenses of Rights Offering

The following table sets forth an estimate of the fees and expenses relating to the rights offering, all of which will be borne by us. All of the following fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee	$573
Legal fees and expenses	$125,000
Printing fees and expenses	$35,000
Accounting fees and expenses	$50,000
Subscription and information agent fees and expenses	$25,000
Miscellaneous fees and expenses	$5,000

Total	$240,573

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF RIGHTS OFFERING

The following summary describes the material U.S. federal income tax consequences of the receipt and exercise (or expiration) of the subscription rights or, if applicable, the over-subscription privilege, acquired through the rights offering. Please see the section entitled “Material U.S. Federal Income Tax Consequences of Owning and Disposing of Birks Class A Voting Shares” for a discussion of the tax consequences of owning and disposing of Class A voting shares received upon exercise of the subscription rights. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

The legal conclusions identified in this discussion are the opinion of our counsel, Holland & Knight LLP, and are based on the accuracy of the representations of factual matters made by us.

This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its particular circumstances or to holders that may be subject to special tax rules, including, but not limited to, partnerships or other pass-through entities, banks and other financial institutions, tax-exempt entities, employee stock ownership plans, certain former citizens or residents of the United States, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, brokers, traders in securities that have elected to use the mark-to-market method of accounting, persons holding subscription rights or shares of Class A voting shares as part of an integrated transaction, including a “straddle,” “hedge,” “constructive sale” or “conversion transaction,” persons whose functional currency for tax purposes is not the U.S. dollar, and persons subject to the alternative minimum tax provisions of the Code.

This summary applies to you only if you are a U.S. holder (as defined below) and receive your subscription rights in the rights offering, and you hold your subscription rights or shares Class A voting shares issued to you upon exercise of the subscription rights or, if applicable, the over-subscription privilege, as capital assets for tax purposes. This summary does not apply to you if you are not a U.S. holder.

We have not sought, and will not seek, a ruling from the IRS regarding the federal income tax consequences of the rights offering or the related share issuances. The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws.

You are a U.S. holder if you are a beneficial owner of subscription rights or Class A voting shares and you are:

•	An individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•	A corporation (or other business entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United Sates, any state thereof or the District of Columbia;

•	An estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	A trust (a) if a court within the United States can exercise primary supervision over its administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives the subscription rights or holds the Class A voting shares received upon exercise of the subscription rights or, if applicable, the over-subscription privilege, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the U.S. federal income tax consequences of receiving and exercising the subscription rights and acquiring, holding or disposing of our Class A voting shares.

ACCORDINGLY, EACH RECIPIENT OF RIGHTS IN THE RIGHTS OFFERING SHOULD CONSULT THE RECIPIENT’S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE RIGHTS OFFERING AND THE RELATED SHARE ISSUANCES THAT MAY RESULT FROM SUCH RECIPIENT’S PARTICULAR CIRCUMSTANCES.

Taxation of Subscription Rights

Receipt of Subscription Rights

It is the opinion of our counsel Holland & Knight LLP, that your receipt of subscription rights pursuant to the rights offering will not be treated as a taxable distribution with respect to your existing Class A voting shares for U.S. federal income tax purposes. Under Section 305 of the Code, a shareholder who receives a right to acquire shares will, in certain circumstances, be treated as having received a taxable dividend in an amount equal to the value of such right. A common shareholder who receives a right to acquire Class A voting shares generally will be treated as having received a taxable dividend if such shareholder’s proportionate interest in the earnings and profits or assets of the corporation is increased and any other shareholder receives a distribution of cash or other property. For purposes of the above, “shareholder” includes holders of warrants, options and convertible securities. The application of this rule is very complex and subject to uncertainty. However, it is the opinion of our counsel Holland & Knight LLP, that pursuant to Section 305 of the Code and the Treasury Regulations issued thereunder, the receipt of subscription rights generally will not be taxable to a shareholder.

Tax Basis in the Subscription Rights

If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing Class A voting shares on the date you receive the subscription rights, the subscription rights will be allocated a zero basis for U.S. federal income tax purposes, unless you elect to allocate your basis in your existing Class A voting shares between your existing Class A voting shares and the subscription rights in proportion to the relative fair market values of the existing Class A voting shares and the subscription rights determined on the date of receipt of the subscription rights. If you choose to allocate basis between your existing Class A voting shares and the subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

However, if the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing Class A voting shares on the date you receive the subscription rights, then you must allocate your basis in your existing Class A voting shares between your existing Class A voting shares and the subscription rights you receive in proportion to their fair market values determined on the date you receive the subscription rights. The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including the trading price thereof.

Exercise of Subscription Rights

Generally, you will not recognize gain or loss on the exercise of a subscription right. Your tax basis in a new Class A voting share acquired when you exercise a subscription right will be equal to your adjusted tax basis in the subscription right, if any, plus the subscription price. The holding period of a Class A voting share acquired when you exercise your subscription rights will begin on the date of exercise.

Expiration of Subscription Rights

If you allow subscription rights received in the rights offering to expire, it is the opinion of our counsel Holland & Knight LLP, that you will not recognize any gain or loss for U.S. federal income tax purposes, and you should re-allocate any portion of the tax basis in your existing Class A voting shares previously allocated to the subscription rights that have expired to the existing Class A voting shares. If you allow the subscription rights to expire after you have disposed of all or a portion of your original shares, you should consult your tax advisor regarding whether you may recognize a loss on the expiration of the subscription rights.

MARKET PRICE OF COMMON STOCK AND DIVIDEND POLICY

Trading Prices

Effective November 15, 2005, our Class A voting shares were listed and began to trade on the NYSE MKT under the symbol “BMJ.” The following table sets forth, for all recently completed full financial years since we began trading on the NYSE MKT, the reported high and low sale prices for the Class A voting shares:

Birks & Mayors Inc. Highest/Lowest Stock Price

for the Five Most Recent Full Financial Years

Fiscal year	Highest	Lowest
2012	$1.71	$0.90
2011	$6.20	$0.70
2010	$1.80	$0.26
2009	$4.33	$0.20
2008	$8.46	$3.97

The following table sets forth, for each of the most recent six months, the reported high and low sale prices for the Class A voting shares:

Birks & Mayors Inc. Highest/Lowest Stock Price for the Most Recent Six Months

Month	Highest	Lowest
January 2012	$1.39	$1.02
February 2012	$1.31	$1.00
March 2012	$1.19	$1.00
April 2012	$1.15	$1.00
May 2012	$1.04	$0.93
June 2012	$1.14	$0.89

The following table sets forth, for each quarter in fiscal 2012 and 2011 and any subsequent period, the reported high and low sale prices for the Class A voting shares:

Birks & Mayors Inc. Highest/Lowest Stock Price

for Each Quarter in fiscal 2012 and fiscal 2011 and Any Subsequent Period

Fiscal 2013	Highest	Lowest
Quarter ended June 2012	$1.15	$0.89

Fiscal 2012	Highest	Lowest
Quarter ended March 2012	$1.39	$0.94
Quarter ended December 2011	$1.36	$0.92
Quarter ended September 2011	$1.71	$0.90
Quarter ended June 2011	$1.69	$1.10

Fiscal 2011
Quarter ended March 2011	$1.72	$1.25
Quarter ended December 2010	$1.60	$1.04
Quarter ended September 2010	$1.70	$1.00
Quarter ended June 2010	$6.20	$0.70

On June 29, 2012, the last practicable date before the date of this prospectus, the reported sales price of our Class A voting shares on the NYSE MKT was $1.13 per share. As of May 31, 2012, there were approximately 312 holders of record. This number does not include the number of persons whose stock is held in nominee or “street name” accounts through brokers.

Dividends and Dividend Policy

We have not paid dividends since 1998 and do not currently intend to pay dividends on our Class A voting shares or Class B multiple voting shares in the foreseeable future. Our ability to pay dividends on our Class A voting shares and Class B multiple voting shares are restricted by our credit agreements. See, “Operating and Financial Review and Prospects—Liquidity and Capital Resources,” in our Annual Report on Form 20-F incorporated herein by reference. If dividends were declared by our Board of Directors, shareholders would receive a dividend equal to the per share dividend we would pay to holders of our Class A voting shares or holders of Class B multiple voting shares. Dividends we would pay to U.S. holders would generally be subject to withholding tax.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock. You are strongly encouraged, however, to read our restated articles, amended bylaws and other agreements, all of which have been filed with the SEC.

We are authorized to issue:

•	An unlimited number of Class A voting shares without nominal or par value;

•	An unlimited number of Class B multiple voting shares without nominal or par value; and

•	An unlimited number of preferred shares without nominal or par value, issuable in series.

As of March 31, 2012 and March 26, 2011, there were 3,673,615 and 3,672,535 Class A voting shares outstanding, respectively, 7,717,970 Class B multiple voting shares outstanding (which are convertible into 7,717,970 Class A voting shares) and no shares of preferred stock outstanding. Due to the exercise of stock options, 1,080 additional Class A voting shares were issued, thereby increasing the total number of Class A voting shares by 1,080 since the beginning of fiscal year 2012.

As of March 31, 2012, we had outstanding warrants to purchase up to 382,693 Class A voting shares at a weighted average exercise price of $3.42 per share. As of March 31, 2012, we had total outstanding options (with exercise prices ranging from $1.00 to $155.27 and at CDN$7.73) to purchase 713,864 Class A voting shares. As of March 31, 2012, we had total outstanding stock appreciation rights to purchase 21,737 Class A voting shares at an exercise price of $1.00. The number of Class A voting shares or other securities at the time issuable upon exercise of such warrants and options will be appropriately adjusted to reflect any stock dividend, stock split, combination of shares, reclassification, recapitalization, restricted stock vest or other similar event affecting the number of outstanding shares of stock or securities.

The following description summarizes the material terms and provisions of our Class A voting shares, Class B multiple voting shares and preferred shares that we may offer from time to time. The following summary description is based on the provisions of our restated articles and amended bylaws, which are incorporated by reference, and the applicable provisions of the Canada Business Corporations Act, or CBCA. The information below is only a summary and is subject to and qualified in its entirety by reference to our restated articles and amended bylaws and the applicable provisions of CBCA.

Class A Voting Shares

The Class A voting shares have attached the following rights, privileges, restrictions and conditions:

•

Voting. Each Class A voting share will entitle the holder thereof to one vote at all meetings of our shareholders (except meetings at which only holders of another specified class of shares are entitled to vote pursuant to the provisions of our restated articles or the Canada Business Corporations Act, or CBCA).

•

Ranking on Liquidation. In the event of the liquidation, dissolution or winding-up, whether voluntary or involuntary, or other distribution of our assets among shareholders for the purpose of winding-up our affairs, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares ranking prior to the Class A voting shares or the Class B multiple voting shares, the holders of the Class A voting shares and the holders of the Class B multiple voting shares will be entitled to receive our remaining property. The holders of the Class A voting shares and the holders of the Class B multiple voting shares will rank equally with respect to the distribution of assets in the event of the liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets among shareholders for the purpose of winding-up our affairs.

•

Dividends and Distributions. In addition to any dividend or distribution declared by our directors in respect of Class A voting shares, holders of Class A voting shares will be entitled to receive a dividend or distribution, whether cash, non-cash or some combination thereof, equal (on a per share basis) to any dividend or distribution declared by our directors in respect of the Class B multiple voting shares. Dividends and distributions on Class A voting shares will be payable on the date fixed for payment of the dividend or distribution in respect of Class A voting shares or, if applicable, on the date fixed for payment of any dividend or distribution in respect of Class B multiple voting shares.

•	Right of Participation in a Sale Transaction.

•

No holder of Class B multiple voting shares or group of holders of Class B multiple voting shares that are affiliates may sell, transfer or otherwise dispose of Class B multiple voting shares if, immediately following such sale, transfer or disposition of Class B multiple voting shares, such holders will control less than a majority of the total voting rights attached to the common shares issued and outstanding on the date of such sale, transfer or disposition, unless all other holders of common shares will have the right (A) to receive the same consideration (on a per share basis), whether cash, non-cash or some combination thereof, as that to be received by such holders pursuant to the transaction and (B) to participate in such transaction on the same terms as such holders in all other material respects, including in respect of the conditions to such transaction. Written notice of any transaction, which notice will specify the terms of such transaction and the right of all holders of common shares to participate in such transaction, will be provided to the holders of common shares by first class mail, at least twenty (20) business days prior to the consummation of such transaction.

•	Any transaction not in compliance with the paragraph above will be null and void and will not be registered in our books.

•

Notwithstanding the foregoing, none of the following will constitute a prohibited transaction: (A) any pledge, mortgage, hypothecation, lien or similar encumbrance, whether by possession or registration, of Class B multiple voting shares which creates a security interest in favor of another person or entity, and (B) any sale, transfer or other disposition of Class B multiple voting shares to Affiliates, Associates or shareholders of the transferor of such Class B multiple voting shares. For purposes of this section, an “Affiliate” means a person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person. For purposes of this section, an “Associate”, when used to indicate a relationship with any person, means (x) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity and (y) a spouse or child of such person.

•	Right of Participation in a Business Combination.

•

We will not consummate a Business Combination unless the holders of Class A voting shares have the right (A) to receive the same consideration (on a per share basis), whether cash, non-cash or some combination thereof, as that to be received by the holders of Class B multiple voting shares in connection with such Business Combination and (B) to participate in such Business Combination on the same terms as the holders of Class B multiple voting shares in all other material respects, including in respect of the conditions to such Business Combination.

•

“Business Combination” for purposes of this section means, whether in one or a series of related transactions: (A) any merger, amalgamation, recapitalization or consolidation involving us, other than a merger, amalgamation, recapitalization, consolidation or similar transaction with our wholly-owned subsidiary or which is solely for the purpose of our continuance as a corporation in another jurisdiction; (B) any sale, lease, exchange, transfer or other disposition involving 50% or more of our assets and our subsidiaries, on a consolidated basis; or (C) any agreement, contract or other arrangement having the same purpose or effect as the transactions described in (A) and (B) above.

•	Transactions or Actions Requiring Special Approval.

•

In addition to any other approvals required under the CBCA, prior to consummating a Related Party Transaction, we will obtain (A) the consent of the majority of a committee of our independent directors and (B) with respect to clauses (x) and (y) of the definition of related party transaction below, the affirmative vote in favor of the approval of the Related Party Transaction by the majority of the holders of Class A voting shares (exclusive of Class A voting shares held by the Related Person (and its Affiliates and Associates) which is or would be a party to such Related Party Transaction) that cast a vote, in person or by proxy (but not including any vote that is not counted as either an affirmative or negative vote), at the annual or special shareholders meeting at which such Related Party Transaction is considered.

•

For purposes of this section, (A) “Related Party Transaction” will mean (x) consummation of a Business Combination with a Related Person; (y) amending, repealing or altering in anyway any provision of our restated articles or the amended by-laws, except for matters not having an adverse effect on the holders of Class A voting shares; or (z) the issuance, sale, exchange, transfer or other disposition (in one transaction or a series of related transactions) by us or any wholly-owned subsidiary of ours of any securities of ours or of such subsidiary to a Related Person (other than pursuant to: an employee or director stock incentive plan or other compensation arrangements approved by our compensation committee; an offering made to all holders of Class A voting shares; or a public offering); and (B) “Related Person” will mean any individual, corporation, partnership, group, association or other person or entity that, together with its Affiliates and Associates, beneficially owns Class A voting shares and/or Class B multiple voting shares which, in the aggregate, represent twenty percent (20%) or more of the total voting rights attached to the common shares issued and outstanding at the time the definitive agreement with respect to a Related Party Transaction is executed.

•

Subdivision, Consolidation, Reclassification or Other Change. No subdivision, consolidation or reclassification of, or other change to, the Class A voting shares will be carried out, either directly or indirectly unless, at the same time, the Class B multiple voting shares are subdivided, consolidated, reclassified or changed in the same manner and on the same basis.

•

Equal Status. Except as otherwise expressly provided in our restated articles, Class A voting shares and Class B multiple voting shares will have the same rights and privileges and will rank equally, share ratably and be equal in all respects as to all matters.

•

Approval of Issuance. For so long as the outstanding Class B multiple voting shares represent a majority of the total voting rights attached to the common shares, we will not issue any Class A voting shares, or any security convertible into or exercisable or exchangeable for Class A voting shares, unless such issuance, or the plan or agreement under which such security is to be issued, has been approved by (i) a majority of the votes cast at a meeting of the holders of Class B multiple voting shares or (ii) unanimous written consent of the holders of Class B multiple voting shares; provided, however, such approval shall not be required for the issuance of the following:

•	Class A voting shares, options or warrants under any plan or agreement approved by us prior to June 1, 2005; or

•	Class A voting shares upon the exercise of an option or warrant issued or to be issued under any plan or agreement approved by us prior to June 1, 2005; or

•	Class A voting shares upon the conversion of Class B multiple voting shares; or

•

Class A voting shares upon the conversion, exercise or exchange of any security, obligation or other instrument for Class A voting shares if the issuance of such security, obligation or other instrument was previously approved pursuant to this paragraph.

Class B Multiple Voting Shares

The Class B multiple voting shares have the following rights, privileges, restrictions and conditions:

•

Voting. Each Class B multiple voting share entitles the holder to ten (10) votes at all meetings of our shareholders (except meetings at which only holders of another specified class of shares are entitled to vote pursuant to the provisions of our restated articles or the CBCA).

•

Ranking on Liquidation. In the event of the liquidation, dissolution or winding-up, whether voluntary or involuntary, or other distribution of our assets among shareholders for the purpose of winding-up our affairs, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares ranking prior to the Class B multiple voting shares or the Class A voting shares, the holders of the Class B multiple voting shares and the holders of the Class A voting shares will be entitled to receive our remaining property. The holders of the Class B multiple voting shares and the holders of the Class A voting shares will rank equally with respect to the distribution of assets in the event of the liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets among shareholders for the purpose of winding-up our affairs.

•

Dividends and Distributions. In addition to any dividend or distribution declared by the directors in respect of Class B multiple voting shares, holders of Class B multiple voting shares will be entitled to receive a dividend or distribution, whether cash, non-cash or some combination thereof, equal (on a per share basis) to any dividend or distribution declared by our directors in respect of Class A voting shares. Dividends and distributions on Class B multiple voting shares will be payable on the dated fixed for payment of the dividend or distribution in respect of Class B multiple voting shares or, if applicable, on the date fixed for payment of a dividend or distribution in respect of Class A voting shares.

•

Conversion by Holder into Class A voting shares. Each Class B multiple voting share may at any time and from time to time, at the option of the holder, be converted into one fully paid and non-assessable Class A voting share.

•

Subdivision, Consolidation, Reclassification or Other Change. No subdivision, consolidation or reclassification of, or other change to, the Class B multiple voting shares will be carried out unless, at the same time, the Class A voting shares are subdivided, consolidated, reclassified or changed in the same manner and on the same basis.

•

Equal Status. Except as otherwise expressly provided in our restated articles, Class B multiple voting shares and Class A voting shares will have the same rights and privileges and will rank equally, share ratably and be equal in all respects as to all matters.

•

Approval of Issuance. For so long as the outstanding Class B multiple voting shares represent a majority of the total voting rights attached to the common shares, we may not issue any Class B multiple voting shares, or any security convertible into or exercisable or exchangeable for Class B multiple voting shares, unless such issuance has been approved by a majority of the votes cast at a meeting of the holders of Class B multiple voting shares; provided, however, such approval is not required for the issuance of Class B multiple voting shares upon the conversion, exercise or exchange of any security of ours for Class B multiple voting shares if the issuance of such security was previously approved pursuant to this paragraph.

Preferred Shares

The preferred shares have, as a class, the following rights, privileges, restrictions and conditions:

•

Issuance of Preferred Shares, in Series. Our directors may, at any time and from time to time, issue preferred shares in one or more series, each series to consist of such number of preferred shares as may, before issuance thereof, be determined by the directors.

•

Determination of Rights, Privileges, Restrictions, Conditions and Limitations Attaching to Series of Preferred Shares. Our directors may, from time to time fix, before issuance, the designation, rights, privileges, restrictions, conditions and limitations to attach to the preferred shares of each series.

•

Cumulative Dividends or Return of Capital Not Paid in Full. Pursuant to section 27(2) of the CBCA, when any cumulative dividends or amounts payable on a return of capital in respect of a series of preferred shares are not paid in full, the preferred shares of all series will participate ratably in respect of such dividends including accumulations, if any, in accordance with the sums which would be payable on the preferred shares if all such dividends were declared and paid in full, and on any return of capital in accordance with the sums which would be payable on such return of capital if all sums so payable were paid in full.

•

Payment of Dividends and Other Preferences. The preferred shares will be entitled to preference over the Class A voting shares, the Class B multiple voting shares and any other shares ranking junior to the preferred shares with respect to the payment of dividends, and may also be given such other preferences over the Class A voting shares, the Class B multiple voting shares and any other shares ranking junior to the preferred shares, as may be fixed by our directors, as to the respective series authorized to be issued.

•

Procedure for Payment of Dividends. No dividends will at any time be declared or paid or set apart for payment on any shares ranking junior to the preferred shares, unless all dividends up to and including the dividends payable for the last completed period for which such dividends will be payable on each series of preferred shares then issued and outstanding will have been declared and paid or set apart for payment at the date of such declaration or payment or setting apart for payment on such shares ranking junior to the preferred shares, nor will we call for redemption or redeem or purchase for cancellation or reduce or otherwise pay off any of the preferred shares (less than the total amount then outstanding) or any shares ranking junior to the preferred shares, unless all dividends up to and including the dividend payable for the last completed period for which such dividends will be payable on each series of the preferred shares then issued and outstanding will have been declared and paid or set apart for payment at the date of such call for redemption, purchase, reduction or other payment.

•

Ranking for Payment of Dividends and Liquidation, Dissolution or Winding-up. The preferred shares of each series will rank on a parity with the preferred shares of every other series with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up, whether voluntary of involuntary.

•

Liquidation, Dissolution or Winding-up. In the event of the liquidation, dissolution or winding-up or other distribution of our assets among shareholders for the purpose of winding-up our affairs, the holders of the preferred shares will, before any amount will be paid to or any of our property or assets distributed among the holders of the Class A voting shares, the Class B multiple voting shares or any other shares of ours ranking junior to the preferred shares, be entitled to receive:

•

an amount equal to the consideration received by us upon the issuance of such shares together with, in the case of cumulative preferred shares, all unpaid cumulative dividends (which for such purpose will be calculated as if such cumulative dividends were accruing from day to day for the period from the expiration of the last period for which cumulative dividends have been paid-up to and including the date of distribution) and, in the case of non-cumulative preferred shares, all declared and unpaid non-cumulative dividends; and

•

if such liquidation, dissolution, winding-up or distribution will be voluntary, an additional amount equal to the premium, if any, which would have been payable on the redemption of the said preferred shares respectively if they had been called for redemption by us on the date of distribution and, if said preferred shares could not be redeemed on such date, then an additional amount equal to the greatest premium, if any, which would have been payable on the redemption of said preferred shares respectively.

•

Purchase by Birks. The preferred shares of any series may be purchased for cancellation or made subject to redemption by us at such times and at such prices and upon such other terms and conditions as may be specified in the rights, privileges, restrictions and conditions attaching to the preferred shares of such series as set forth in the articles of amendment relating to such series.

•

Amendments. The provisions of this section relating to preferred shares may be deleted or varied in whole or in part by a certificate of amendment, but only with the prior approval of the holders of the preferred shares in addition to any other approval required by the CBCA (or any other statutory provision of the like or similar effect, from time to time in force).

PLAN OF DISTRIBUTION

On or about [            ], 2012, we will distribute the rights, rights certificates, and copies of this prospectus to individuals who owned Class A voting shares on [            ], 2012. If you wish to exercise your rights and purchase Class A voting shares, you should complete the rights certificate and return it with payment for the shares, to the subscription agent, at the following address:

If Delivering by Mail:	If Delivering by Hand or Courier:

Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer 250 Royall Street, Suite V Canton, MA 02021

If you desire to make payment by wire transfer you must contact our information agent, Georgeson Inc., to receive a “Wire Authorization Form.” In the United States and Canada, you should call 1 (800) 279-6913. If you are outside the United States and Canada, you should call (212) 440-9800.

For more information, see the section of this prospectus entitled “The Rights Offering.” If you have any questions, you should contact the information agent, Georgeson Inc., toll-free in the United States and Canada at 1 (800) 279-6913, or outside the United States and Canada or if you are a bank or broker, (212) 440-9800.

We do not know of any existing agreements between any shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the Class A voting shares underlying the rights.

RELATED PARTY TRANSACTIONS

Diamond Supply Agreement

On August 15, 2002, we entered into a Diamond Inventory Supply Agreement with Prime Investments S.A. and a series of conditional sale agreements with companies affiliated with Prime Investments S.A. pursuant to which Prime Investments S.A., a related party, is entitled to supply us and our subsidiaries or affiliates with at least 45%, on an annualized cost basis, of such company’s aggregate loose diamond requirements, conditional upon the prices remaining competitive relative to market and needs in terms of quality, cut standards and specifications being satisfied. During fiscal 2012, we purchased approximately $1.8 million of diamonds and finished goods from Prime Investments S.A. and related parties. As of June 30, 2012, Prime Investments S.A. beneficially owns 41.8% of our outstanding Class A voting shares.

Management Consulting Services Agreement

In June 2011, we entered into a management consulting services agreement with Montrovest. Under the agreement, we pay Montrovest an annual retainer fee of €140,000 (equivalent to approximately $187,000 USD) in exchange for services related to the raising of capital for international expansion projects and such other services relating to merchandising and/or marketing of our products as we may request. The agreement will remain in effect until June 2012 and will be extended automatically for successive terms of one year unless either party gives a 60 day notice of its intention not to renew. The yearly renewal of the agreement is subject to the review and approval of our Corporate Governance Committee and board of directors. Mr. Berclaz, one of our directors, is the Chairman of the Supervisory Board of Directors of Montrovest and Mr. Coda-Nunziante, our Group Vice President, Strategy and Business Development, is a managing director of Montrovest. In fiscal 2012, we paid approximately $158,000 under this agreement to Montrovest. In April 2012, the agreement was renewed for an additional one year period ending June 8, 2013. Our board of directors approved our entering into the agreement and its renewal with Montrovest in accordance with our Code of Conduct relating to related party transactions.

Management Subordination Agreement

On December 17, 2008, we entered into a management subordination agreement with Montrovest and our senior lenders whereby we were permitted, subject to applicable law and approval of our corporate governance committee, to pay Montrovest a success fee in the event that we actually receive net cash proceeds from an equity issuance in an amount greater than $5 million in the aggregate due to efforts of Montrovest to facilitate such equity issuance. Such success fee was to be calculated as follows: (i) 7% of the net cash proceeds of such equity issuance in an amount greater than $5 million received by us to be paid upon receipt thereof by us; and (ii) in the event that the net cash proceeds from such equity issuance was an amount greater than $10 million, then in addition to the 7% fee, a monthly management fee of $25,000 continuing through December 30, 2012; provided that such fees would not exceed in the aggregate $800,000 per year, or collectively, the Success Fee. In June 2011, in conjunction with the amendment and extension of our senior credit facilities and Montrovest cash advance agreements, the management subordination agreement was amended and restated to eliminate the Success Fee and to allow us to pay Montrovest the annual retainer fee under the Management Consulting Services Agreement described in the immediately preceding paragraph.

Cash Advance Agreements

In February 2009 and May 2009, we received $2.0 million and $3.0 million, respectively, in the form of cash advances from our controlling shareholder, Montrovest, to finance our working capital needs and for general corporate purposes. These advances and any interest thereon are subordinated to the indebtedness of our existing senior credit facilities and secured term loans and were convertible into a convertible debenture or Class A voting shares in the event of a private placement or, are repayable upon demand by Montrovest subject to the conditions stipulated in our senior credit facilities. These cash advances bore interest at an annual rate of 16%, net of any withholding taxes, representing an effective interest rate of approximately 17.8%. If converted into convertible debentures or Class A voting shares, a fee of 7% of the outstanding principal amount of the cash advance would have been paid to Montrovest. In June 2011, the cash advance agreements were amended and restated reducing the annual interest rate to 11%, net of any withholding taxes, representing an effective interest rate of approximately 12.2% and removing the requirement to pay a 7% fee to Montrovest upon conversion into convertible debentures or Class A voting shares. In addition, the amended and restated cash advance agreements provide for a one-time payment of an amendment fee of $75,000.

Consulting Services Agreement

On June 30, 2009, our board of directors approved us entering into a consulting services agreement with Gestofi S.A., or Gestofi, in accordance with our Code of Conduct relating to related party transactions. Under the agreement, Gestofi undertook to assign Mr. Niccolò Rossi di Montelera as the employee of Gestofi responsible for providing the consulting services related to the development of our e-commerce, new product development, wholesale business and such other services reasonably requested by our Chief Executive Officer or Chairman. The consulting services are provided to us for a fee of approximately Cdn$13,700 per month less any applicable taxes plus out of pocket expenses. The initial one-year term of the agreement began on August 1, 2009 and was renewed in June 2011 and in April 2012 for an additional year each. The agreement may be renewed for additional one year terms. Mr. Niccolò Rossi di Montelera is a member of our board of directors and the son of Dr. Rossi di Montelera, our Chairman and a director of Gestofi.

Reimbursement Letter Agreement

In accordance with our Code of Conduct related to related party transactions, in April 2010 and 2011 and February 2012, our Corporate Governance Committee and board of directors approved the reimbursement to Regaluxe S.r.l. of expenses, such as rent, communication, administrative support and analytical service costs, incurred in supporting the office of Dr. Lorenzo Rossi di Montelera, our Chairman, for work performed on our behalf, up to a yearly maximum of $250,000. During fiscal 2012, we paid approximately $238,000 to Regaluxe S.r.l. under this agreement.

Distribution Agreement

In April 2011, our Corporate Governance Committee and board of directors approved our entering in a Wholesale and Distribution Agreement with Regaluxe S.r.l. Under the agreement, Regaluxe S.r.l. is to provide services to us to support the distribution of our products in Italy through authorized dealers. The initial one-year term of the agreement began on June 1, 2011. Under this agreement, we pay Regaluxe S.r.l. a net price for our products equivalent to the price, net of taxes, for the products paid by retailers to Regaluxe S.r.l. less a discount factor of 3.5%. The agreement’s initial term was until May 30, 2012. In February 2012, the agreement was renewed for an additional one year period and may be renewed by mutual agreement for additional one year terms. During fiscal 2012, we paid approximately $11,000 to Regaluxe S.r.l. under this agreement.

Leases with Ivanhoe Cambridge

In February 2010, Lorna Telfer, the wife of one of our directors at the time, Peter O’Brien, was appointed Senior Vice President, General Counsel and Secretary of Ivanhoe Cambridge, one of our landlords in Canada. We have approximately seven out of our 57 real estate leases with Ivanhoe Cambridge. From the date of Ms. Telfer’s appointment through the end of Peter O’Brien’s term on the Board in October 2010, no new leases or lease amendments or renewals had been entered into with Ivanhoe Cambridge. However, we regularly made lease payments to Ivanhoe Cambridge in accordance with leases that were currently in place. Mr. O’Brien resigned from our board of directors on October 15, 2010.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNING AND DISPOSING OF

BIRKS CLASS A VOTING SHARES

The following discussion is based on the U.S. Internal Revenue Code of 1986 (the Code), applicable Treasury regulations, administrative rulings and pronouncements and judicial decisions currently in effect, all of which could change. Any change, which may be retroactive, could result in U.S. federal income tax consequences different from those discussed below. The discussion is not binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described below.

Except where specifically noted, the discussion below does not address the effects of any state, local or non-U.S. tax laws (or other tax consequences such as estate or gift tax consequences). The discussion below relates to persons who hold Birks & Mayors Class A voting shares as capital assets within the meaning of Section 1221 of the Code. The tax treatment of those persons may vary depending upon the holder’s particular situation, and some holders may be subject to special rules not discussed below. Those holders would include, for example:

•	banks, insurance companies, trustees and mutual funds;

•	tax-exempt organizations;

•	financial institutions;

•	pass-through entities and investors in pass-through entities;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	broker-dealers;

•	holders who are not U.S. Holders (as defined below);

•	persons whose “functional currency” is not the U.S. dollar;

•	holders who are subject to the alternative minimum tax; and

•	holders of Birks & Mayors Class A voting shares who own 5% or more of either the total voting power or the total value of the outstanding Class A voting shares of Birks & Mayors.

Holders should consult their own tax advisors concerning the U.S. federal income tax consequences of the ownership of Birks & Mayors Class A voting shares in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

As used in this document, the term “U.S. Holder” means a beneficial holder of Birks & Mayors Class A voting shares that is (1) an individual who is a U.S. citizen or U.S. resident alien, (2) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the U.S. or any political subdivision of the U.S., (3) an estate which is subject to U.S. federal income tax on its worldwide income regardless of its source or (4) a trust (x) that is subject to primary supervision of a court within the U.S. and the control of one or more U.S. persons as described in section 7701(a)(30) of the Code or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership holds Birks & Mayors Class A voting shares, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold Birks & Mayors Class A voting shares should consult their tax advisors regarding the U.S. federal income tax consequences to them.

Dividends and Distributions

Subject to the passive foreign investment company (PFIC) rules discussed below, the gross amount of dividends paid to U.S. Holders of our Class A voting shares, including amounts withheld to reflect Canadian withholding taxes, will be treated as dividend income to these U.S. Holders, to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. This income will be includable in the gross income of a U.S. Holder on the day actually or constructively received by the U.S. Holder. Dividends generally will not be eligible for the dividends received deduction allowed to corporations upon the receipt of dividends distributed by U.S. corporations.

Subject to certain conditions and limitations, Canadian withholding taxes on dividends may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on our Class A voting shares will be treated as income from sources outside the U.S. and generally will constitute “passive income.” Special rules apply to certain individuals whose foreign source income during the taxable year consists entirely of “qualified passive income” and whose creditable foreign taxes paid or accrued during the taxable year do not exceed $300 ($600 in the case of a joint return). U.S. Holders should consult their tax advisors to determine their eligibility to use foreign tax credits.

To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution first will be treated as a tax-free return of capital, causing a reduction in the adjusted basis of our Class A voting shares (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the U.S. Holder on a subsequent disposition of the Class A voting shares), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange.

With respect to certain U.S. Holders who are not corporations, including individuals, certain dividends received before January 1, 2013 from a qualified foreign corporation may be subject to reduced rates of taxation. A “qualified foreign corporation” includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States which the U.S. Treasury determines to be satisfactory for these purposes and which includes an exchange of information program. U.S. Treasury guidance indicates that the current income tax treaty between Canada and the U.S. meets these requirements, and we believe we are eligible for the benefits of that treaty. In addition, a foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on shares that are readily tradable on an established securities market in the U.S. Our Class A voting shares, which are listed on the NYSE MKT, should be considered readily tradable on an established securities market in the U.S. Individuals that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of the trading status of our Class A voting shares. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. U.S. Holders should consult their own tax advisors regarding the application of these rules given their particular circumstances. The rules governing the foreign tax credit are complex. Certain U.S. Holders of our Class A voting shares may not be able to claim a foreign tax credit with respect to amounts withheld for Canadian withholding taxes. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Exchange of Class A Voting Shares

For U.S. federal income tax purposes, subject to the rules relating to PFICs described below, a U.S. Holder generally will recognize taxable gain or loss on any sale or exchange of our Class A voting shares in an amount equal to the difference between the amount realized for our Class A voting shares and the U.S. Holder’s tax basis in such shares. This gain or loss will be capital gain or loss and generally will be treated as U.S. source gain or loss. Long-term capital gains recognized by certain U.S. Holders who are not corporations, including individuals, generally will be subject to a maximum rate of U.S. federal income tax of currently 15%. Absent further legislation, the 15% maximum rate will rise to 20% for the tax years beginning after December 31, 2012. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company

We believe that our Class A voting shares should not be treated as stock of a PFIC for U.S. federal income tax purposes, and we expect to continue our operations in such a manner that we will not be a PFIC. In general, a company is considered a PFIC for any taxable year if either (i) at least 75% of its gross income is passive income or (ii) at least 50% of the value of its assets is attributable to assets that produce or are held for the production of passive income. The 50% of value test is based on the average of the value of our assets for each quarter during the taxable year. If we own at least 25% by value of another company’s stock, we will be treated, for purposes of the PFIC rules, as owning our proportionate share of the assets and receiving our proportionate share of income of the other company. Based on the nature of our income, assets and activities, and the manner in which we plan to operate our business in future years, we do not expect that we will be classified as a PFIC for any taxable year.

If, however, we are or become a PFIC, U.S. Holders could be subject to additional U.S. federal income taxes on gain recognized with respect to our Class A voting shares and on certain distributions, plus an interest charge on certain taxes treated as having been deferred by the U.S. Holder under the PFIC rules.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to dividends in respect of our Class A voting shares or the proceeds received on the sale, exchange, or redemption of our Class A voting shares paid within the United States (and in certain cases, outside of the U.S.) to U.S. Holders other than certain exempt recipients (such as corporations), and a 28% backup withholding tax may apply to these amounts if the U.S. Holder fails to provide an accurate taxpayer identification number, to report dividends required to be shown on its U.S. federal income tax returns or, in certain circumstances, to comply with applicable certification requirements. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information or appropriate claim for refund is furnished to the Internal Revenue Service.

DOCUMENTS ON DISPLAY

We file reports, including Annual Reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at the following location of the SEC, Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Filings we make electronically with the SEC are also available to the public on the Internet at the SEC’s website at http://www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file reports and other information with the SEC. We have filed with the SEC a registration statement on Form F-1 to register the securities offered in this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. References in this prospectus to any contract or other document are not necessarily complete and, if we filed the contract or document as an exhibit to the registration statement, you should refer to the exhibit for more information.

The registration statement, including all exhibits, and any materials we filed with the SEC, may be inspected without charge, and copied, at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public from the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not currently required under the Exchange Act to publish financial statements as frequently or as promptly as are United States companies subject to the Exchange Act. We will, however, continue to furnish our shareholders with annual reports containing audited financial statements and will issue semi-annual press releases on Form 6-K containing unaudited results of operations as well as such other reports as may from time to time be authorized by our board of directors or as may be otherwise required.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference documents we file with the SEC, which means that we can disclose information to you by referring you to those documents. We incorporate by reference the following document:

•	Our Form 20-F filed with the SEC on July 3, 2012.

We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits that are specifically incorporated by reference to such documents. Requests for such copies should be directed to the Secretary of the Company at its principal executive office located at 1240 Phillips Square, Montreal, Québec H3B 3H4, facsimile: (514) 397-2537. Our telephone number is (514) 397-2501.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or to buy only the securities referred to in this prospectus, and only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front page of those documents. Also, you should not assume that there has been no change in our affairs since the date of this prospectus or any applicable prospectus supplement.

LEGAL MATTERS

The validity of the Class A voting shares being offered hereby is being passed upon for us by Stikeman Elliott LLP.

EXPERTS

Our consolidated financial statements as of March 31, 2012 and March 26, 2011 and for the years ended March 31, 2012, March 26, 2011, and March 27, 2010 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers.

Under the Canada Business Corporations Act, R.S.C., 1985, chapter C-44, a corporation may indemnify a present or former director or officer of such corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. The corporation may advance moneys to the director, officer or other individual for the costs, charges and expenses of any such proceeding. The corporation may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The individual shall repay any moneys advanced to him or her if he or she does not fulfill the above conditions. Such indemnification and advances may be made in connection with a derivative action only with court approval. Such individual is entitled to indemnification or advances from the corporation as a matter of right in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which he is subject by reason of being or having been a director or officer of the corporation or another entity as described above if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and if the individual fulfils the conditions set forth above.

The By-laws of the Company (referred to as the Corporation in the By-laws) state as follows:

34. Liability. No director or officer shall be liable for the acts, receipts, neglects or defaults of any other director, officer or employee of the Corporation, or for joining any receipt or other act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous acts of any person with whom any of the moneys, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune which shall happen in the execution of the duties of his office or in relation thereto, provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Canada Business Corporations Act, R.S.C., 1985, chapter C-44, any statute that may be substituted therefore and any regulations thereunder, as from time to time amended (the “Act”) or from liability for any breach thereof.

35. Indemnification. Subject to the Act, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation, or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity if:

(a) he acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Corporation’s request; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

The Corporation shall advance the necessary moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to previously. The individual shall repay the moneys if the individual does not fulfill the previously named conditions.

The Corporation shall also indemnify such person in such other circumstances as the Act permits or requires. Nothing in this by-law shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of this by-law.

36. Insurance. Subject to the Act, the Corporation may purchase and maintain insurance for the benefit of an individual referred to in section 35 against any liability incurred by the individual in his capacity as a director or officer of the Corporation or in the individual’s capacity as a director or officer, or similar capacity, of another entity (as such term is defined in the Act), if the individual acts or acted in that capacity at the Corporation’s request.

The Company’s Indemnity Agreement with each director and officer states as follows:

1. Indemnification. The Company will indemnify and save harmless each director and officer as follows:

1.1 except in respect to actions by or on behalf of the Company to procure a judgment in its favor, the Company will indemnify the individual against any and all costs, charges, expenses, fines, and penalties, including any amounts paid to settle an action or investigative proceeding or satisfy a judgment or investigative determination, which are reasonably incurred by the individual in respect of any civil, criminal, or administrative action or proceeding to which the individual is made a party by reason of being or having been a director or officer of the Company provided that:

•

(I) The individual acted honestly and in good faith with a view to the best interest of the Company or, as the case may be, to the best interests of the other entity for which (he/she) acted as a director or officer or in a similar capacity at the Company’s request; and

•	(II) in the case of criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that her/his conduct was lawful.

1.2 in respect to actions by or on behalf of the Company to procure a judgment in its favor to which the individual is made a party by reason of being or having been a director or officer of the Company, the Company will (to the extent required by law) apply to a court of competent jurisdiction for an order approving the indemnity of the individual and subject to such approval when required by law, the Company will indemnify the individual respecting any and all costs, charges and expenses reasonably incurred by the individual in connection with such action provided the individual acted in accordance with paragraphs 1.1(I) and 1.1(II) hereof.

1.3 the Company will indemnify the individual against all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, or administrative action or proceeding to which the individual is made a party by reason of being or having been a director or officer of the Company provided that:

•

The individual acted in accordance with paragraphs 1.1(I) and 1.1(II) hereof with respect to the behavior which is the subject of the action or proceeding and with respect to the conduct of its defense or her/his participation in the proceeding.

2. Expenses. The Company will advance or pay to the individual from time to time, but no more frequently than monthly, the amount required by the individual, and claimed by the individual in order to pay the cost of participation in any action or investigation or like proceeding, including derivative actions. Such amounts shall include sums sufficient to cover all legal fees and expenses incurred or to be incurred by the individual, on a solicitor to client basis.

When advances are made to cover cost or expenses such shall be reasonable and shall not exceed the foreseeable costs, fees/expenses to cover amounts due during the following month. The individual shall repay the moneys if (he/she) did not act in accordance with paragraphs 1.1(I) and 1.1(II) hereof.

3. Liability Insurance.

3.1 The Company covenants and agrees that, so long as the individual shall continue to serve as a director or officer of the Company and thereafter so long as the individual shall be subject to any possible proceeding by reason of the fact that the individual was a director or officer of the Company, the Company, subject to Section 3.3 of this Agreement, shall promptly obtain and maintain in full force and effect directors’ and officers’ liability insurance, or D&O Insurance, in reasonable amounts from established and reputable insurers.

3.2 In all policies of D&O Insurance, the individual shall be named as an insured in such a manner as to provide the individual the same rights and benefits as are accorded to the most favorably insured of the Company’s directors and officers, if the individual is a director or officer.

3.3 Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided or the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit. If the Company determines to discontinue D&O Insurance coverage, the Company shall give prompt written notice to the individual.

Item 7.	Recent Sales of Unregistered Securities

None

Item 8.	Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Document

2.1	Agreement and Plan of Merger and Reorganization, dated as of April 18, 2005, as amended as of July 27, 2005, among Henry Birks & Sons Inc., Mayor’s Jewelers, Inc. and Birks Merger Corporation, a wholly-owned subsidiary of Henry Birks & Sons Inc. Incorporated by reference from the Henry Birks & Sons Inc. Registration Statement on Form F-4 originally filed with the SEC on July 27, 2005 and as subsequently amended on September 8, 2005, September 21, 2005 and September 29, 2005.

3.1	Restated Articles of Incorporation, as amended, of Birks & Mayors Inc., effective as of November 14, 2005. Incorporated by reference from Exhibit 3.2 of the Henry Birks & Sons Inc. Registration Statement on Form F-4 originally filed with the SEC on July 27, 2005 and as subsequently amended on September 8, 2005, September 21, 2005 and September 29, 2005.

3.2	By-laws of Birks & Mayors Inc., as amended, effective as of November 14, 2005. Incorporated by reference from the Birks & Mayors Annual Report on Form 20-F filed with the SEC on July 3, 2012.

4.1	Form of Birks Class A voting share certificate. Incorporated by reference from the Henry Birks & Sons Inc. Registration Statement on Form F-4 originally filed with the SEC on July 27, 2005 and as subsequently amended on September 8, 2005, September 21, 2005 and September 29, 2005.

4.2**	Form of Subscription Rights Certificate.

5.1*	Opinion of Stikeman Elliott LLP

8.1*	Opinion of Holland & Knight LLP as to certain tax matters

10.1†	Form of Directors and Officers Indemnity Agreement. Incorporated by reference from the Henry Birks & Sons Inc. Registration Statement on Form F-4 originally filed with the SEC on July 27, 2005 and as subsequently amended on September 8, 2005, September 21, 2005 and September 29, 2005.

10.2	Henry Birks & Sons Inc. Employee Stock Option Agreement, dated as of May 1, 1997, amended as of June 20, 2000. Incorporated by reference from the Henry Birks & Sons Inc. Registration Statement on Form F-4 originally filed with the SEC on July 27, 2005 and as subsequently amended on September 8, 2005, September 21, 2005 and September 29, 2005.

10.3	Henry Birks & Sons Inc., Form of Amended Stock Option Agreement under the 1997 Stock Option Plan. Incorporated by reference from Birks & Mayors Inc.’s Schedule TO-1 filed with the SEC on March 18, 2010.

10.4	Lease Agreement between Birks and Anglo Canadian Investments SA, dated as of December 12, 2000. Incorporated by reference from the Henry Birks & Sons Inc. Registration Statement on Form F-4 originally filed with the SEC on July 27, 2005 and as subsequently amended on September 8, 2005, September 21, 2005 and September 29, 2005.

10.5	Lease Agreement between Mayors and Westpoint Business Park, Ltd dated September 13, 2004. Incorporated by reference from Birks & Mayors Inc.’s Form 20-F filed with the SEC on July 19, 2006.

10.6	Diamond Supply Agreement between Prime Investments S.A. and Birks, dated as of August 15, 2002. Incorporated by reference from the Henry Birks & Sons Inc. Registration Statement on Form F-4 originally filed with the SEC on July 27, 2005 and as subsequently amended on September 8, 2005, September 21, 2005 and September 29, 2005.

10.7	Conditional Sale Agreement between Rosy Blue N.V. and Birks, dated as of August 15, 2002. Incorporated by reference from the Henry Birks & Sons Inc. Registration Statement on Form F-4 originally filed with the SEC on July 27, 2005 and as subsequently amended on September 8, 2005, September 21, 2005 and September 29, 2005.

10.8	Conditional Sale Agreement between Rosy Blue Inc. and Birks, dated as of August 15, 2002. Incorporated by reference from the Henry Birks & Sons Inc. Registration Statement on Form F-4 originally filed with the SEC on July 27, 2005 and as subsequently amended on September 8, 2005, September 21, 2005 and September 29, 2005.

10.9	Conditional Sale Agreement between Rosy Blue Sales Ltd. and Birks, dated as of August 15, 2002. Incorporated by reference from the Henry Birks & Sons Inc. Registration Statement on Form F-4 originally filed with the SEC on July 27, 2005 and as subsequently amended on September 8, 2005, September 21, 2005 and September 29, 2005.

10.10	Conditional Sale Agreement between Rosy Blue Hong Kong Ltd. and Birks, dated as of August 15, 2002. Incorporated by reference from the Henry Birks & Sons Inc. Registration Statement on Form F-4 originally filed with the SEC on July 27, 2005 and as subsequently amended on September 8, 2005, September 21, 2005 and September 29, 2005.

10.11	Conditional Sale Agreement between Rosy Blue Finance S.A. and Birks, dated as of August 15, 2002. Incorporated by reference from the Henry Birks & Sons Inc. Registration Statement on Form F-4 originally filed with the SEC on July 27, 2005 and as subsequently amended on September 8, 2005, September 21, 2005 and September 29, 2005.

10.12	Registration Rights Agreement between Birks and Prime Investments S.A., dated as of February 4, 2005. Incorporated by reference from the Henry Birks & Sons Inc. Registration Statement on Form F-4 originally filed with the SEC on July 27, 2005 and as subsequently amended on September 8, 2005, September 21, 2005 and September 29, 2005.

10.13†	Employment Agreement between Mr. Thomas A. Andruskevich and Mayors effective April 1, 2008. Incorporated by reference from the Birks & Mayors Annual Report on Form 20-F filed with the SEC on June 30, 2008.

10.14†	Employment Agreement between Mr. Thomas A. Andruskevich and Birks & Mayors on April 1, 2008. Incorporated by reference from the Birks & Mayors Annual Report on Form 20-F filed with the SEC on June 30, 2008.

10.15†	Amendment to Employment Agreement between Mr. Thomas A. Andruskevich and Birks & Mayors dated March 16, 2010. Incorporated by reference from Birks & Mayors Form 6-K filed with the SEC on March, 17, 2010.

10.16†	Amendment to Employment Agreement between Mr. Thomas A. Andruskevich and Birks & Mayors dated March 16, 2010. Incorporated by reference from Birks & Mayors Form 6-K filed with the SEC on March, 17, 2010.

10.17†	Amendment to Employment Agreement between Mr. Thomas A. Andruskevich and Birks & Mayors dated June 30, 2010. Incorporated by reference from the Birks & Mayors Annual Report on Form 20-F filed with the SEC on July 12, 2010.

10.18†	Amendment to Employment Agreement between Mr. Thomas A. Andruskevich and Mayors dated June 30, 2010. Incorporated by reference from the Birks & Mayors Annual Report on Form 20-F filed with the SEC on July 12, 2010.

10.19†	Addendum to Employment Agreement between Birks & Mayors Inc. and Thomas Andruskevich, dated April 21, 2011. Incorporated by reference from the Birks & Mayors Annual Report on Form 20-F filed with the SEC on July 8, 2011.

10.20†	Addendum to Employment Agreement between Mayor’s Jewelers, Inc. and Thomas Andruskevich, dated April 21, 2011. Incorporated by reference from the Birks & Mayors Annual Report on Form 20-F filed with the SEC on July 8, 2011.

10.21†	Employment Agreement between Michael Rabinovitch and Mayors, dated as of August 1, 2005. Incorporated by reference from the Henry Birks & Sons Inc. Registration Statement on Form F-4 originally filed with the SEC on July 27, 2005 and as subsequently amended on September 8, 2005, September 21, 2005 and September 29, 2005.

10.22†	Amended Employment Agreement between Aida Alvarez and Mayors, dated as of July 19, 2002. Incorporated by reference from Mayors Form 10-Q filed with the SEC on December 17, 2002.

10.23†	Form of Senior Management Long-Term Cash Incentive Plan. Incorporated by reference from the Birks & Mayors Inc. Annual Report on Form 20-F filed with the SEC on June 18, 2007.

10.24†	Employment Agreement between Joseph Keifer III and Mayors, dated October 1, 2002. Incorporated by reference from Mayors Form 10-Q filed with the SEC on December 17, 2002.

10.25†	Employment Agreement between John Orrico and Mayors, dated September 11, 2003, as amended on July 8, 2008. Incorporated by reference from Birks & Mayors Inc.’s Form 20-F filed with the SEC on July 19, 2006.

10.26†	Employment Agreement between Miranda Melfi and Birks & Mayors dated February 24, 2006. Incorporated by reference from Birks & Mayors Inc.’s Form 20-F filed with the SEC on July 19, 2006.

10.27	Amended and Restated Management Consulting Services Agreement between Birks & Mayors Inc. and Montrovest B.V., dated as of June 8, 2011 Incorporated by reference from the Birks & Mayors Annual Report on Form 20-F filed with the SEC on July 8, 2011.

10.28	Mayor’s Jewelers, Inc., (f/k/a Jan Bell Marketing, Inc.) 1991 Stock Option Plan. Incorporated by reference from Birks & Mayors Inc.’s Registration Statement on Form S-8 filed with the SEC on April 26, 2006.

10.29	Mayor’s Jewelers, Inc., Form of Amended Stock Option Agreement under the 1991 Stock Option Plan. Incorporated by reference from Birks & Mayors Inc.’s Schedule TO-1 filed with the SEC on March 18, 2010.

10.30†	Mayor’s Jewelers, Inc., 2004 Long-Term Incentive Plan. Incorporated by reference from Birks & Mayors Inc.’s Registration Statement on Form S-8 filed with the SEC on April 26, 2006.

10.31†	Birks & Mayors Inc. 2006 Employee Stock Purchase Plan. Incorporated by reference from Birks & Mayors Inc.’s Form 20-F filed with the SEC on July 19, 2006.

10.32†	Birks & Mayors Inc. Long-Term Incentive Plan. Incorporated by reference from Birks & Mayors Inc.’s Form 20-F filed with the SEC on July 19, 2006.

10.33†	Stock Option Agreement dated on or about April 23, 2004 between Birks & Mayors Inc. and Peter O’Brien. Incorporated by reference from Birks & Mayors Inc.’s Form 20-F filed with the SEC on July 19, 2006.

10.34†	Stock Option Agreement dated on or about April 23, 2004 between Birks & Mayors Inc. and Lorenzo Rossi di Montelera. Incorporated by reference from Birks & Mayors Inc.’s Form 20-F filed with the SEC on July 19, 2006.

10.35	Warrant Agreement dated November 14, 2005 between Mayor’s Jewelers, Inc. and Carlo Coda-Nunziante. Incorporated by reference from Birks & Mayors Inc.’s Form 20-F filed with the SEC on July 19, 2006.

10.36	Warrant Agreement dated November 14, 2005 between Mayor’s Jewelers, Inc. and Joseph A. Keifer. Incorporated by reference from Birks & Mayors Inc.’s Form 20-F filed with the SEC on July 19, 2006.

10.37	Warrant Agreement dated November 14, 2005 between Mayor’s Jewelers, Inc. and Marco Pasteris. Incorporated by reference from Birks & Mayors Inc.’s Form 20-F filed with the SEC on July 19, 2006.

10.38	Amended and Restated Warrant Agreement dated November 14, 2005 between Mayor’s Jewelers, Inc. and Henry Birks & Sons Inc. Incorporated by reference from Birks & Mayors Inc.’s Form 20-F filed with the SEC on July 19, 2006.

10.39	Amended and Restated Warrant Agreement dated November 14, 2005 between Mayor’s Jewelers, Inc. and Henry Birks & Sons Inc. Incorporated by reference from Birks & Mayors Inc.’s Form 20-F filed with the SEC on July 19, 2006.

10.40	Amended and Restated Warrant Agreement dated November 14, 2005 between Mayor’s Jewelers, Inc. and Henry Birks & Sons Inc. Incorporated by reference from Birks & Mayors Inc.’s Form 20-F filed with the SEC on July 19, 2006.

10.41	Form of Stock Appreciation Rights Agreement. Incorporated by reference from the Birks & Mayors Inc. Annual Report on Form 20-F filed with the SEC on June 18, 2007.

10.42	Stock Appreciation Rights Agreement between Mr. Thomas A. Andruskevich and Mayor’s Jewelers, Inc. dated August 9, 2005. Incorporated by reference from the Birks & Mayors Annual Report on Form 20-F filed with the SEC on July 12, 2010.

10.43	Amendment to Stock Appreciation Rights Agreement between Mr. Thomas A. Andruskevich and Birks & Mayors dated March 16, 2010. Incorporated by reference from Birks & Mayors Form 6-K filed with the SEC on March, 17, 2010.

10.44	Amendment to Stock Appreciation Rights Agreement between Michael Rabinovitch and Birks & Mayors dated March 16, 2010. Incorporated by reference from Birks & Mayors Form 6-K filed with the SEC on March, 17, 2010.

10.45	Loan Agreement between Birks & Mayors Inc. and Investissement Québec, dated January 26, 2009. Incorporated by reference from the Birks & Mayors Inc. Annual Report on Form 20-F filed with the SEC on July 6, 2009.

10.46	Loan Agreement between Birks & Mayors Inc. and Investissement Québec, dated February 20, 2009. Incorporated by reference from the Birks & Mayors Inc. Annual Report on Form 20-F filed with the SEC on July 6, 2009.

10.47	Amended and Restated Cash Advance Agreement between Birks & Mayors Inc. and Montrovest B.V., dated June 8, 2011. Incorporated by reference from the Birks & Mayors Annual Report on Form 20-F filed with the SEC on July 8, 2011.

10.48	Amended and Restated Cash Advance Agreement between Birks & Mayors Inc. and Montrovest B.V., dated June 8, 2011. Incorporated by reference from the Birks & Mayors Annual Report on Form 20-F filed with the SEC on July 8, 2011.

10.49	Distribution Agreement between Birks & Mayors Inc., Mayors Jewelers, Inc. and Damiani International B.V., dated as of September 26, 2009. Incorporated by reference from the Birks & Mayors Annual Report on Form 20-F filed with the SEC on July 12, 2010.+

10.50†	Employment Agreement between Birks & Mayors Inc. and Deborah Nicodemus, dated February 22, 2011. Incorporated by reference from the Birks & Mayors Annual Report on Form 20-F filed with the SEC on July 8, 2011.

10.51	Second Amended and Restated Revolving Credit and Security Agreement, among Birks & Mayors Inc., Mayor’s Jewelers, Inc. Certain Financial Institutions, as Lenders, Bank of America, N.A., as Administrative Agent, Bank of America, N.A. (acting through its Canada branch) as Canadian Agent, Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Collateral Agents with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Capital Finance, LLC, as Co-Lead Arrangers and Co-Book Managers, dated as of June 8, 2011. Incorporated by reference from the Birks & Mayors Annual Report on Form 20-F filed with the SEC on July 8, 2011.

10.52	Amended and Restated Term Loan and Security Agreement, among Birks & Mayors Inc., Certain Financial Institutions, as Lenders, GB Merchant Partners, LLC, as Administrative Agent and Co-Collateral Agent and Wells Fargo Credit, Inc., as Co-Collateral Agent and as Documentation Agent, dated as of June 8, 2011. Incorporated by reference from the Birks & Mayors Annual Report on Form 20-F filed with the SEC on July 8, 2011.

10.53	Letter Agreement between Mayor’s Jewelers and Thomas A. Andruskevich, dated November 14, 2005. Incorporated by reference from the Birks & Mayors Registration Statement on Form F-3 filed with the SEC on March 25, 2011.

10.54	Letter Agreement between Mayor’s Jewelers and Filippo Recami, dated November 14, 2005. Incorporated by reference from the Birks & Mayors Registration Statement on Form F-3 filed with the SEC on March 25, 2011.

10.55	Letter Agreement between Mayor’s Jewelers and Joseph Keifer, dated November 14, 2005. Incorporated by reference from the Birks & Mayors Registration Statement on Form F-3 filed with the SEC on March 25, 2011.

10.56	Letter Agreement between Mayor’s Jewelers and Marco Pasteris, dated November 14, 2005. Incorporated by reference from the Birks & Mayors Registration Statement on Form F-3 filed with the SEC on March 25, 2011.

10.57	Letter Agreement between Mayor’s Jewelers and Carlo Coda-Nuziante, dated November 14, 2005. Incorporated by reference from the Birks & Mayors Registration Statement on Form F-3 filed with the SEC on March 25, 2011.

10.58†	Employment Agreement between Birks & Mayors Inc. and Jean-Christophe Bédos, dated January 4, 2012. Incorporated by reference from the Birks & Mayors Registration Statement on Form F-1 filed with the SEC on April 27, 2012.

10.59**	Canadian Offering Memorandum, dated as of April 27, 2012.

21.1**	Subsidiaries of Birks & Mayors Inc.

23.1*	Consent of KPMG LLP

23.2	Consent of Stikeman Elliott LLP (included in exhibit 5.1)

23.3	Consent of Holland & Knight LLP (included in 8.1 opinion)

24.1	Power of Attorney (previously filed)

99.1**	Form of Instructions as to use of Subscription Rights Certificates.

99.2**	Form of Letter to Shareholders who are Record Holders.

99.3**	Form of Letter to Nominee Holders Whose Clients Are Beneficial Holders.

99.4**	Form of Letter to Clients of Nominee Holders.

99.5**	Form of Beneficial Owner Election Form.

99.6**	Form of Nominee Holder Certification.

101.INS***	XBRL Instance Document

101.SCH***	XBRL Taxonomy Extension Schema Document

101.CAL***	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF***	XBRL Taxonomy Extension definition Linkbase Document

101.LAB***	XBRL Taxonomy Extension Label Linkbase Document

101.PRE***	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith.
**	Previously filed
***	XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not otherwise subject to liability under these Sections.
†	Management contract or compensatory plan arrangement
+	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the SEC.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

  (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

(i)(1)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tamarac, Florida, on July 3, 2012.

BIRKS & MAYORS INC.

By:	/s/ Michael Rabinovitch
Name:	Michael Rabinovitch
Title:	Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Jean-Christophe Bédos* Jean-Christophe Bédos	President, Chief Executive Officer and Director (Principal Executive Officer)	July 3, 2012

/s/ Michael Rabinovitch Michael Rabinovitch	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 3, 2012

/s/ Lorenzo Rossi di Montelera* Lorenzo Rossi di Montelera	Chairman of the Board of Directors and Director	July 3, 2012

/s/ Thomas Andruskevich* Thomas Andruskevich	Vice-Chairman of the Board of Directors and Director	July 3, 2012

/s/ Gérald Berclaz* Gérald Berclaz	Director	July 3, 2012

/s/ Emily Berlin* Emily Berlin	Director	July 3, 2012

/s/ Shirley Dawe* Shirley Dawe	Director	July 3, 2012

/s/ Elizabeth Eveillard* Elizabeth Eveillard	Director	July 3, 2012

/s/ Louis L. Roquet* Louis L. Roquet	Director	July 3, 2012

/s/ Niccolò Rossi di Montelera* Niccolò Rossi di Montelera	Director	July 3, 2012

/s/ Guthrie J. Stewart* Guthrie J. Stewart	Director	July 3, 2012

By:	*/s/ Michael Rabinovitch
Michael Rabinovitch
Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the registrant, has signed this registration statement on July 3, 2012.

/s/ Michael Rabinovitch
Michael Rabinovitch

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Stikeman Elliott LLP.*

8.1	Opinion of Holland & Knight LLP as to certain tax matters.*

23.1	Consent of KPMG LLP*

23.2	Consent of Stikeman Elliott LLP (included in exhibit 5.1)*

23.3	Consent of Holland & Knight LLP (included in exhibit 8.1)*

*	Filed herewith.